Exhibit 10.1

EXECUTION VERSION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), by and between Charter Communications, Inc., a Delaware corporation (the “Company”), and Nick Jeffery (“Executive”), is dated as of February 24, 2026 (the “Signing Date”).

RECITALS:

WHEREAS, it is the desire of the Company to assure itself of the services of Executive by engaging Executive as its Chief Operating Officer and Executive desires to serve the Company on the terms herein provided; and

WHEREAS, Executive’s agreement to the terms and conditions of Sections 14, 15 and 16 are a material and essential condition of Executive’s employment with the Company under the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, Executive and the Company (each a “Party” and collectively, the “Parties”) agree as follows:

1.            Certain Definitions.

(a)          “Accrued Obligations” shall have the meaning set forth in Section 12(b).

(b)          “Agreement” shall have the meaning set forth in the preamble hereto.

(c)          “Annual Base Salary” shall have the meaning set forth in Section 5.

(d)          “Board” shall mean the Board of Directors of the Company.

(e)          “Bonus” shall have the meaning set forth in Section 6.

(f)          “Bonus Year” shall have the meaning set forth in Section 6.

(g)          The Company shall have “Cause” to terminate Executive’s employment hereunder upon:

(i)          Executive’s willful breach of a material obligation (which, if curable, is not cured within ten (10) business days after the Company provides written notice of such breach) or representation under this Agreement; Executive’s willful breach of any fiduciary duty to the Company or any entity controlling, controlled by or under common control with the Company (each such entity, an “affiliate”), which, if curable, is not cured within ten (10) business days after the Company provides written notice of such breach; or any act of fraud or willful and material misrepresentation or concealment upon, to or from the Company, any of its affiliates, or the Board;

(ii)          Executive’s willful failure to comply in any material respect with (A) the Company’s Code of Conduct in effect from time to time and applicable to officers and/or employees generally; or (B) any written Company policy, if such policy is material to the effective performance by Executive of Executive’s duties under this Agreement, and, if such failure is curable, if Executive has been given a reasonable opportunity to cure this failure to comply within a period of time which is reasonable under the circumstances but not more than the thirty (30)-day period after written notice of such failure is provided to Executive; provided that if Executive cures this failure and then fails again to comply with the same provision of the Code of Conduct or the same written Company policy, no further opportunity to cure that failure shall be required;

(iii)         Executive’s misappropriation (or attempted misappropriation) of a material amount of the funds or property of the Company or any of its affiliates;

(iv)         Executive’s conviction of, the entering of a guilty plea or plea of nolo contendere or no contest (or the equivalent), with respect to (A) either a felony or a crime that materially adversely affects, or could reasonably be expected to materially adversely affect, the Company, any of its affiliates, or its business reputation; or (B) fraud, embezzlement, or any felony offense involving dishonesty or constituting a breach of trust or moral turpitude;

(v)          Executive’s admission of liability of, or finding of liability by a court of competent jurisdiction for, a knowing and deliberate violation of any “Securities Laws”; provided that any termination of Executive by the Company for Cause pursuant to this clause (v) based on the finding of liability by a court shall be treated instead for all purposes of this Agreement as a termination by the Company without Cause, with effect as of the date of such termination, if such finding is reversed on appeal in a decision from which an appeal may not be taken or as to which the time to appeal has expired.  As used herein, the term “Securities Laws” means any federal or state law, rule or regulation governing generally the issuance or exchange of securities, including without limitation the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”);

(vi)         Executive’s illegal possession or use of any controlled substance or excessive use of alcohol, in each case at a work function, in connection with Executive’s duties, or on Company premises; “excessive” meaning either repeated unprofessional use or any single event of consumption giving rise to significant intoxication or unprofessional behavior; or

(vii)        Executive’s willful or grossly negligent commission of any other act or willful failure to act in connection with Executive’s duties as an executive of the Company which causes or should reasonably be expected (as of the time of such occurrence) to cause substantial economic injury to or substantial injury to the business reputation of the Company or any of its affiliates, including, without limitation, any material violation of the FCPA, as described herein below.

No termination of Executive’s employment shall be effective as a termination for Cause for purposes of this Agreement or any other Company Arrangements unless Executive shall first have been given written notice by the Board of its intention to terminate Executive’s employment for Cause, such notice (the “Cause Notice”) to state in detail the particular circumstances that constitute the grounds on which the proposed termination for Cause is based.  If, within twenty (20) calendar days after such Cause Notice is given to Executive, the Board gives written notice to Executive confirming that, in the judgment of at least a majority of the members of the Board, Cause for terminating Executive’s employment on the basis set forth in the original Cause Notice exists, Executive’s employment hereunder shall thereupon be terminated for Cause, subject to de novo review, at Executive’s election, through arbitration in accordance with Section 28. Executive shall not be terminated for Cause based solely upon poor performance or as a result of the directions of the Board, the Company’s Chief Executive Officer or the advice of counsel to the Company or any of its affiliates.  If Executive commits or is charged with committing any offense of the character or type specified in subparagraph 1(g)(iv), (v) or (vi) herein, then the Company at its option may suspend Executive with or without pay and such suspension shall not constitute Good Reason hereunder or for purposes of any other Company Arrangements.  If Executive subsequently is convicted of, pleads guilty or nolo contendere (or equivalent plea) to, any such offense, Executive shall immediately repay the after-tax amount of any compensation paid in cash hereunder from the date of the suspension.  Notwithstanding anything to the contrary in any stock option or equity incentive plan or award agreement, all vesting and all lapsing of restrictions on equity awards shall be tolled during the period of suspension and all unvested equity awards for which the restrictions have not lapsed shall terminate and not be exercisable by or issued to Executive if during or after such suspension Executive is convicted of, pleads guilty or nolo contendere (or equivalent plea) to, any offense specified in subparagraph 1(g)(iv) or (v).  However, if Executive is found not guilty of all offenses relating to Executive’s suspension, or the charges relating to all such offenses are otherwise dropped, Executive shall be entitled to immediate payment of any amounts not paid during the suspension and any awards as to which the vesting or lapsing of restrictions was tolled shall immediately vest and applicable restrictions shall immediately lapse.  For clarity, Executive’s failure to take an action prohibited by the Executive’s covenants referenced in the letter agreement, dated as of February 24, 2026, by and among the Company, Verizon Communications Inc. and Executive shall not constitute a basis for termination for Cause.

(h)          “Change in Control” shall mean the occurrence of any of the following events:

(i)          an acquisition of any voting securities of the Company by any “Person” or “Group” (as those terms are used for purposes of Section 13(d) or 14(d) of the Exchange Act), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty-five percent (35%) or more of the combined voting power of the Company’s then-outstanding voting securities; provided, however, that the acquisition of voting securities in a “Non-Control Transaction” (as hereinafter defined) shall not constitute a Change in Control;

(ii)          the individuals who, as of the Effective Date, are members of the Board (the “Incumbent Board”), cease for any reason to constitute a majority of the Board; provided, however, that if the election, or nomination for election by the Company’s common stockholders, of any new director (excluding any director whose nomination or election to the Board is the result of any actual or threatened proxy contest or settlement thereof) was approved by a vote of at least a majority of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board;

(iii)        the consummation of a merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued (a “Merger”), unless such Merger is a Non-Control Transaction.  A “Non-Control Transaction” shall mean a Merger where: (1) the stockholders of the Company immediately before such Merger own, directly or indirectly, immediately following such Merger more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the entity resulting from such Merger or its controlling parent entity (the “Surviving Entity”), (2) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such Merger constitute at least a majority of the members of the board of directors (or similar governing body) of the Surviving Entity, and (3) no Person other than (X) the Company, its affiliates or any of their respective employee benefit plans (or any trust forming a part thereof) that, immediately prior to such Merger, was maintained by the Company or any affiliate of the Company, or (Y) any Person who, immediately prior to such Merger, had Beneficial Ownership of thirty-five percent (35%) or more of the then-outstanding voting securities of the Company, has Beneficial Ownership of thirty-five percent (35%) or more of the combined voting power of the outstanding voting securities or common stock of the Surviving Entity;

(iv)          the approval by the holders of the Company’s then-outstanding voting securities of a complete liquidation or dissolution of the Company (other than where all or substantially all of the assets of the Company are transferred to or remain with affiliates of the Company); or

(v)          the sale or other disposition of all or substantially all of the assets of the Company and its direct and indirect subsidiaries on a consolidated basis, directly or indirectly, to any Person (other than a transfer to an affiliate of the Company) unless such sale or disposition constitutes a Non-Control Transaction (with the disposition of assets being regarded as a Merger for this purpose).

Notwithstanding the foregoing, a Change in Control shall not occur solely based on a filing of a Chapter 11 reorganization proceeding of the Company.

(i)          “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder.

(j)          “Committee” shall mean either the Compensation and Benefits Committee of the Board, or a subcommittee of such Committee duly appointed by the Board or the Committee, or any successor to the functions thereof.

(k)         “Company” shall have the meaning set forth in the preamble hereto.

(l)          “Company Arrangements” shall have the meaning set forth in Section 12(f).

(m)        “Competitive Business” shall have the meaning set forth in Section 16(b)(i).

(n)         “Confidential Information” shall have the meaning set forth in Section 14(b)(ii).

(o)          “Corporate Office” shall mean the Company’s offices in or near the metropolitan area of Stamford, Connecticut.

(p)         “Covered Claims” shall have the meaning set forth in Section 28.

(q)         “Date of Termination” shall mean (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death, (ii) if Executive’s employment is terminated pursuant to Section 11(a)(ii)-(vi), the date of termination of employment as provided thereunder or (iii) if Executive’s employment is terminated due to expiration of the Term, the date of expiration of the Term.  After the Date of Termination, unless otherwise agreed by the Parties, Executive shall, to the extent necessary to avoid the imposition of penalty taxes under Section 409A of the Code, have no duties that are inconsistent with Executive having had a “separation from service” as of the Date of Termination for purposes of Section 409A of the Code.

(r)          For purposes of this Agreement, Executive will be deemed to have a “Disability” if, due to illness, injury or a physical or medically recognized mental condition, (i) Executive is unable to perform Executive’s duties under this Agreement with reasonable accommodation for one hundred twenty (120) consecutive calendar days, or one hundred and eighty (180) calendar days during any twelve (12)-month period, as determined in accordance with this Section 1(r), or (ii) Executive is considered disabled for purposes of receiving/qualifying for long-term disability benefits under any group long-term disability insurance plan or policy offered by the Company in which Executive participates.  The Disability of Executive will be determined by a medical doctor selected by written agreement of the Company and Executive upon the request of either Party by notice to the other, or (in the case of and with respect to any applicable long-term disability insurance policy or plan) will be determined according to the terms of the applicable long-term disability insurance policy or plan.  If the Company and Executive cannot agree on the selection of a medical doctor, each of them will select a medical doctor and those two medical doctors will select a third medical doctor who will determine whether Executive has a Disability.  The determination of the medical doctor selected under this Section 1(r) will be binding on both Parties.  Executive must submit to a reasonable number of examinations by the medical doctor making the determination of Disability under this Section 1(r), and to other specialists designated by such medical doctor, and Executive hereby authorizes the disclosure and release to the Company of such determination and all supporting medical records.  If Executive is not legally competent, Executive’s legal guardian or duly authorized attorney-in-fact will act in Executive’s stead under this Section 1(r) for the purposes of submitting Executive to the examinations, and providing the authorization of disclosure, required under this Section 1(r).

(s)          “Determination” shall have the meaning set forth in Section 13(b).

(t)          “Determining Party” shall have the meaning set forth in Section 13(b).

(u)          “Developments” shall have the meaning set forth in Section 15.

(v)          “Effective Date” shall mean September 1, 2026.

(w)         “Excise Tax” shall have the meaning set forth in Section 13(a).

(x)          “Executive” shall have the meaning set forth in the preamble hereto.

(y)          “FCPA” shall have the meaning set forth in Section 19.

(z)          “Good Reason” shall mean any of the events described herein that occur without Executive’s prior written consent: (i) any reduction in Executive’s Annual Base Salary or Target Bonus; (ii) any failure to pay or provide Executive’s compensation hereunder when due; (iii) any material breach by the Company of a material term of this Agreement; (iv) a material adverse change of Executive’s title, authorities, duties or responsibilities, including without limitation a transfer or reassignment to another executive of material responsibilities that have been assigned to Executive and generally are part of the responsibilities and functions assigned to a Chief Operating Officer of a public corporation, the appointment of another individual to the same or similar titles or position, or any change in reporting requirements from reporting solely and directly to the Chief Executive Officer of the Company; provided that this clause (iv) shall not apply following the delivery to Executive by the Company of a Non-renewal Notice at any time prior to a Change in Control and within one hundred ninety (190) days prior to the end of the term of this Agreement; (v) relocation of Executive’s primary workplace to a location that is more than fifty (50) miles from the Corporate Office; (vi) subject to Section 11(a)(vii), Executive’s employment is terminated due to expiration of the Term following the Company’s delivery or deemed delivery to Executive of a Non-renewal Notice (in each case of clauses (i) through (vi) only if Executive objects to the Company in writing within ninety (90) calendar days after first becoming aware of such event and the Company fails to retract and/or rectify the claimed Good Reason event within thirty (30) calendar days following receipt of such notice); or (vii) the failure of a successor to the business of the Company to assume the Company’s obligations under this Agreement in the event of a Change in Control during the Term.

(aa)        “Initial Term” shall have the meaning set forth in Section 2.

(bb)        “IRS” shall mean the Internal Revenue Service.

(cc)        “Non-renewal Notice” shall have the meaning set forth in Section 2.

(dd)        “Notice of Termination” shall have the meaning set forth in Section 11(b).

(ee)        “Notice Period” shall have the meaning set forth in Section 11(b).

(ff)         “Party” shall have the meaning set forth in the recitals.

(gg)       “Person” shall have the meaning set forth in Sections 13(d) and 14(d)(2) of the Exchange Act.

(hh)       “Plan” shall mean the Company’s 2019 Stock Incentive Plan, as amended by the Company from time to time, and any successor thereto.

(ii)         “Proprietary Items” shall have the meaning set forth in Section 14(b)(v).

(jj)         “Release” shall have the meaning set forth in Section 12(g).

(kk)       “Repayment Amount” shall have the meaning set forth in Section 13(c).

(ll)         “Restricted Period” shall have the meaning set forth in Section 16(b).

(mm)     “Safe Harbor Amount” shall have the meaning set forth in Section 13(a).

(nn)       “Target Bonus” shall have the meaning set forth in Section 6.

(oo)       “Term” shall have the meaning set forth in Section 2.

(pp)       “Total Payments” shall have the meaning set forth in Section 13(a).

(qq)       “Trading Policy” shall have the meaning set forth in Section 20.

2.           Employment Term.  The Company hereby agrees to employ Executive, either directly or through an affiliate of the Company, and Executive hereby accepts such employment, under the terms and conditions hereof, for the period (the “Term”) beginning on the Effective Date and terminating upon the earlier of (i) the third (3rd) anniversary of the Effective Date (the “Initial Term”) or (ii) the Date of Termination as defined in Section 1(q).  The Company may, in its sole discretion, extend the term of this Agreement for additional one (1)-year periods.  If the Company fails to provide Executive with at least one hundred eighty (180) days’ notice prior to the end of the Initial Term or any extension thereof of the Company’s intent to not renew this Agreement (the “Non-renewal Notice”), the Initial Term or any previous extension thereof shall be automatically extended one day for each day past the one hundred eightieth (180th) day prior to the end of the Initial Term or any extension thereof on which a Non-renewal Notice is not provided; provided that, if the Company fails to provide any Non-renewal Notice and does not extend the term of this Agreement as of the last day of the Initial Term or any extension thereof, the Non-renewal Notice shall be deemed to have been given to Executive on the last day of the term of this Agreement.  Unless otherwise agreed by the parties in writing, Executive employment will automatically terminate as of the effective date of the Non-Renewal Notice.

3.           Position and Duties.

(a)         During the Term, Executive shall serve as Chief Operating Officer of the Company; shall have the authorities, duties and responsibilities customarily exercised by an individual serving in such position at an entity of the size and nature of the Company; shall be assigned no duties or responsibilities that are materially inconsistent with, or that materially impair Executive’s ability to discharge, the foregoing duties and responsibilities; shall have such additional duties and responsibilities (including service with affiliates of the Company) reasonably consistent with the foregoing, as may from time to time reasonably be assigned to Executive by the Company’s Chief Executive Officer; and shall report solely and directly to the Company’s Chief Executive Officer.  The Company and Executive will cooperate reasonably and in good faith to arrange for Executive to receive any visa necessary to provide (and, if applicable, continue to provide) the services contemplated herein.

(b)        During the Term, Executive shall devote substantially all of Executive’s business time and efforts to the business and affairs of the Company and its affiliates.  However, nothing in this Agreement shall preclude Executive from: (i) serving on the boards of a reasonable number of business entities, trade associations, and charitable organizations; (ii) engaging in charitable activities and community affairs; (iii) accepting and fulfilling a reasonable number of speaking engagements; and (iv) managing Executive’s personal investments and affairs; provided that such activities do not, either individually or in the aggregate, interfere with the proper performance of Executive’s duties and responsibilities hereunder; create a conflict of interest; or violate any provision of this Agreement; and provided further that service on the board of any business entity must be approved in advance by the Board, which approval shall not be unreasonably withheld.

4.           Place of Performance.  During the Term, Executive’s primary office and principal workplace shall be the Corporate Office, except for necessary travel on the Company’s business.  The Parties acknowledge and Executive agrees that Executive is expected to commute to the Corporate Office from Executive’s principal or secondary residence whether inside or outside of the metropolitan area or areas in which the Corporate Office is located.

5.           Annual Base Salary.  During the Term and beginning on the Effective Date, Executive shall receive a base salary at a rate not less than $1,500,000 per annum (the “Annual Base Salary”), paid in accordance with the Company’s general payroll practices for executives, but no less frequently than monthly.  The Annual Base Salary shall compensate Executive for any employment by, position in or directorship of a Company affiliate that Executive holds.  No less frequently than annually during the Term, the Committee, on advice of the Company’s Chief Executive Officer, shall review the rate of Annual Base Salary payable to Executive, and may, in its discretion, increase the rate of Annual Base Salary payable hereunder; provided, however, that any increased rate shall thereafter be the rate of Annual Base Salary hereunder.

6.          Bonus.  Except as otherwise provided for herein, for each fiscal year or other period consistent with the Company’s then-applicable normal employment practices during which Executive is employed hereunder on the last day (the “Bonus Year”), Executive shall be eligible to receive a bonus with a target amount not less than 225% of Executive’s Annual Base Salary (the “Target Bonus”), with the actual bonus payout depending on the achievement of levels of performance for that year (the “Bonus”) pursuant to, and as set forth in, the terms of the Company’s Executive Bonus Plan as it may be amended from time to time, plus such other bonus payments, if any, as shall be determined by the Committee in its sole discretion, with such bonuses being paid on or before March 15 of the calendar year next following the Bonus Year.  Notwithstanding the foregoing, with respect to the fiscal year in which the Effective Date occurs, the Target Bonus and the Bonus shall be prorated based on a fraction, the numerator of which is the number of days remaining in such fiscal year as of the Effective Date and the denominator of which is the number of days in such fiscal year.

7.            Equity Incentive Awards.

(a)         During the Term, Executive shall be eligible for equity awards pursuant to award agreements substantially in the forms the Company adopts from time to time.  If Executive is granted stock option awards, such options shall have a per-share exercise price equal to the fair market value of a share of Company common stock on the date of grant.  The grant date fair value of any option award shall be the product of (i) the number of shares of common stock of the Company subject to such option award, multiplied by (ii) the per-share value of such option award, which shall be calculated pursuant to the Black‑Scholes option valuation methodology based on assumptions consistent with those used to value option awards granted to other senior executives of the Company.

(b)         Executive shall annually (at the time the Company grants annual awards to other executives) be granted equity awards with a grant date fair value commensurate with awards for Executive’s position and, in any event, at least equal to $11,750,000 the (“Target LTIP Opportunity”), with such awards granted in a mix of options and restricted stock units or, if elected by Executive, entirely as options; provided that with respect to the fiscal year 2026, Executive’s Target LTIP Opportunity shall be prorated such that it is equal to 50% of the Target LTIP Opportunity; and (ii) such awards shall be granted as soon as reasonably practicable following the Effective Date.

(c)         Not later than thirty (30) days following the Effective Date, Executive shall be granted options with a grant date fair value equal to $20,000,000, which shall vest 25% on the second anniversary of the Effective Date, 50% on the third anniversary of the Effective Date and 25% on the fourth anniversary of the Effective Date, subject to Executive’s continued employment with the Company through the applicable vesting date and the terms of the award agreement substantially in the form attached as Exhibit A hereto.

(d)        Not later than thirty (30) days following the later of (i) the Effective Date and (ii) the date Executive provides the Company with documentation of Executive’s purchase of a home or execution of a lease for a principal residence, in each case in or near the metropolitan area of Stamford, Connecticut, Executive shall be granted restricted stock units with a grant date fair value equal to $500,000, which shall vest in full on the third anniversary of the Effective Date, subject to Executive’s continued employment with the Company through the applicable vesting date and the terms of the award agreement substantially in the form attached as Exhibit B hereto.

8.           Benefits.  During the Term, Executive shall be entitled to receive such benefits and to participate in such employee group benefit plans, including life, health and disability insurance policies, and financial planning services, and other perquisites and plans as are generally provided by the Company to its other senior executives in accordance with the plans, practices and programs of the Company, as amended and in effect from time to time.  The Company shall provide Executive with relocation benefits in accordance with its relocation policy applicable to other senior executives as in effect from time to time.  In addition, Executive shall have the right during the Term to use the Company’s jet aircraft for personal purposes for up to forty (40) flight hours per calendar year (without carryover), provided that such aircraft has not already been scheduled for use for Company business.  The Company will report taxable income to Executive in respect of personal use of such aircraft as required by law.

9.           Expenses.

(a)         The Company shall promptly reimburse Executive for all reasonable and necessary expenses incurred by Executive in connection with the performance of Executive’s duties as an employee of the Company.  Such reimbursement is subject to the submission to the Company by Executive of appropriate documentation and/or vouchers in accordance with the customary procedures of the Company for expense reimbursement, as such procedures may be revised by the Company from time to time hereafter.

(b)         The Company will, not later than thirty (30) calendar days after presentation of an invoice for fees and charges together with customary supporting documentation, reimburse Executive for his legal fees and other charges that he incurs in connection with the drafting, negotiation and implementation of this Agreement, in an amount not to exceed $35,000 plus reimbursement of all applicable taxes.  The Company will reimburse Executive for his tax preparation and planning costs on an annual basis, up to $20,000 per year.

10.          Vacations.  During the Term, Executive shall be entitled to paid vacation in accordance with the Company’s vacation policy as in effect from time to time, provided that, in no event shall Executive be entitled to less than four (4) weeks of paid vacation per calendar year.  Executive shall also be entitled to paid holidays and personal days in accordance with the Company’s practice with respect to same as in effect from time to time.

11.          Termination.

(a)          Executive’s employment hereunder may be terminated by the Company, on the one hand, or Executive, on the other hand, as applicable, without any breach of this Agreement, under the following circumstances:

(i)            Death.  Executive’s employment hereunder shall automatically terminate upon Executive’s death.

(ii)         Disability.  If Executive has incurred a Disability, the Company may give Executive written notice of its intention to terminate Executive’s employment.  In such event, Executive’s employment with the Company shall terminate effective on the fourteenth (14th) calendar day after delivery of such notice to Executive; provided that, within the fourteen (14) calendar days after such delivery, Executive shall not have returned to full time performance of Executive’s duties.  Executive may provide notice to the Company of Executive’s resignation on account of a Disability at any time.

(iii)          Cause.  The Company may terminate Executive’s employment hereunder for Cause effective immediately upon delivery of notice to Executive, after complying with any procedural requirements set forth in Section 1(g).

(iv)          Good Reason.  Executive may terminate Executive’s employment herein with Good Reason upon (A) satisfaction of any advance notice and other procedural requirements set forth in Section 1(z) for any termination following an event described in any of Sections 1(z)(i) through (v), or (B) at least thirty (30) calendar days’ advance written notice by Executive for any termination following an event described in Section 1(z)(vi).

(v)           Without Cause.  The Company may terminate Executive’s employment hereunder without Cause upon at least thirty (30) calendar days’ advance written notice to Executive.

(vi)          Resignation Without Good Reason.  Executive may resign Executive’s employment without Good Reason upon at least thirty (30) calendar days’ advance written notice to the Company.

(vii)        Expiration of Term.  Executive’s employment with the Company shall terminate automatically upon the expiration of the Term, provided that if the Term expires as a result of Executive’s refusal to extend the Term on terms and conditions substantially similar to those provided herein (for clarity, excluding Sections 7(c) and (d)), then such termination shall be treated as a resignation without Good Reason for all purposes hereunder.

(b)        Notice of Termination.  Any termination of Executive’s employment by the Company or by Executive under this Section 11 (other than pursuant to Section 11(a)(i)) shall be communicated by a written notice (the “Notice of Termination”) to the other Party hereto, indicating the specific termination provision in this Agreement relied upon, setting forth in reasonable detail any facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and specifying a Date of Termination, which notice shall be delivered within the applicable time periods set forth in subsections 11(a)(ii)-(vi) (the “Notice Period”); provided that the Company may earlier terminate Executive’s employment during such Notice Period and pay to Executive all Annual Base Salary, benefits and other rights due to Executive under this Agreement during such Notice Period (as if Executive continued employment) instead of employing Executive during such Notice Period.

(c)         Resignation from Representational Capacities.  Executive hereby acknowledges and agrees that upon Executive’s termination of employment with the Company for whatever reason, Executive shall be deemed to have, and shall have in fact, effectively resigned from all executive, director, offices, or other positions with the Company or its affiliates at the time of such termination of employment, and shall return all property owned by the Company or its affiliates and in Executive’s possession, including all hardware, files and documents, at that time.  Nothing in this Agreement or elsewhere shall prevent Executive from retaining and utilizing copies of benefits plans and programs in which Executive retains an interest or other documents relating to Executive’s personal entitlements and obligations, Executive’s desk calendars, Executive’s rolodex, and the like, or such other records and documents as may reasonably be approved by the Company.

(d)        Termination in Connection with Change in Control.  If (i) Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason upon, within thirty (30) calendar days before, or within thirteen (13) months after, a Change in Control, or prior to a Change in Control at the request of a prospective purchaser whose proposed purchase would constitute a Change in Control upon its completion, such termination shall be deemed to have occurred immediately before such Change in Control for purposes of Section 12(b) of this Agreement, or (ii) Executive’s employment terminates for any reason at the end of the Term following the delivery or deemed delivery to Executive of a Non-renewal Notice upon, within thirty (30) calendar days before, or within thirteen (13) months after, a Change in Control, or prior to a Change in Control at the request of such a prospective purchaser, such termination shall be deemed to be by the Company without Cause and shall be deemed to have occurred immediately before such Change in Control for purposes of Section 12(b) of this Agreement.

12.          Termination Pay.

(a)         Effective upon the termination of Executive’s employment, the Company will be obligated to pay Executive (or, in the event of Executive’s death, Executive’s designated beneficiary) only such compensation as is provided in this Section 12, except to the extent otherwise provided for in any Company stock incentive, stock option or cash award plan (including, among others, the Plan and the award agreements applicable thereunder).  For purposes of this Section 12, Executive’s designated beneficiary will be such individual beneficiary or trust, located at such address, as Executive may designate by notice to the Company from time to time or, if Executive fails to give notice to the Company of such a beneficiary, Executive’s estate.  Notwithstanding the preceding sentence, the Company will have no duty, in any circumstances, to attempt to open an estate on behalf of Executive, to determine whether any beneficiary designated by Executive is alive or to ascertain the address of any such beneficiary, to determine the existence of any trust, to determine whether any person purporting to act as Executive’s personal representative (or the trustee of a trust established by Executive) is duly authorized to act in that capacity, or to locate or attempt to locate any beneficiary, personal representative, or trustee.

(b)         Termination by Executive with Good Reason or by Company without Cause.  If prior to expiration of the Term, Executive terminates Executive’s employment with Good Reason, or if the Company terminates Executive’s employment other than for Cause and other than for death or Disability, Executive will be entitled to receive: (i) all Annual Base Salary earned and duly payable for periods ending on or prior to the Date of Termination but unpaid as of the Date of Termination and all accrued but unused vacation days at Executive’s per-business-day rate of Annual Base Salary in effect as of the Date of Termination, which amounts shall be paid in cash in a lump sum no later than ten (10) business days following the Date of Termination; (ii) all reasonable expenses incurred by Executive through the Date of Termination that are reimbursable in accordance with Section 9, which amount shall be paid in cash within thirty (30) calendar days after the submission by Executive of receipts; and (iii) all Bonuses earned and duly payable for periods ending on or prior to the Date of Termination but unpaid as of the Date of Termination, which amounts shall be paid in cash in a lump sum no later than sixty (60) calendar days following the Date of Termination (such amounts in clauses (i), (ii) and (iii) together, the “Accrued Obligations”).  If Executive signs and delivers to the Company and does not (within the applicable revocation period) revoke the Release (as defined in Section 12(g)) within sixty (60) calendar days following the Date of Termination, Executive shall also be entitled to receive the following payments and benefits in consideration for Executive abiding by the obligations set forth in Sections 14, 15 and 16:

(A)
an amount equal to 2.0 times the sum of Executive’s (x) Annual Base Salary and (y) Target Bonus for the calendar year in which the Date of Termination occurs, which amount shall (subject to Section 31(a)) be paid in substantially equal installments in accordance with the Company’s normal payroll practices in effect from time to time commencing with the first payroll date more than sixty (60) calendar days following the Date of Termination and ending twenty-four (24) months and sixty (60) days following the Date of Termination; provided that, if a Change in Control occurs during the twenty-four (24) month period after the Date of Termination (or is deemed pursuant to Section 11(d) to have occurred immediately after such Date of Termination) and such Change in Control qualifies either as a “change in the ownership or effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code, any amounts remaining payable to Executive hereunder shall be paid in a single lump sum immediately upon such Change in Control;

(B)
a pro-rata portion of the Bonus granted to Executive for the year in which the Date of Termination occurs equal to a fraction, the numerator of which is the number of calendar days during such year through (and including) the Date of Termination and the denominator of which is the number of days in such year, with such pro-rata portion earned in an amount based on the degree to which the applicable financial and operational performance goals are ultimately achieved (and any individual level goals deemed achieved at no less than target levels), as determined by the Committee on a basis applied uniformly to Executive as to other senior executives of the Company, which shall be payable at the time bonuses granted for the year in which the Date of Termination occurs are paid to other senior executives of the Company (the “Prorated Bonus”);

(C)
a lump sum payment (in an amount net of any taxes deducted and other required withholdings) equal to twenty-four (24) times the monthly cost (as of the Date of Termination) for Executive to receive continued coverage under COBRA for health, dental and vision benefits then being provided for Executive at the Company’s cost on the Date of Termination.  This amount will be paid on the first payroll date immediately following the thirty (30)-calendar-day anniversary of the Date of Termination and will not take into account increases in coverage costs after the Date of Termination; and

(D)
provide for up to twelve (12) months, or until Executive obtains new employment if sooner, executive-level outplacement services (which provides as part of the outplacement services the use of an office and secretarial support as near as reasonably practicable to Executive’s residence).

Following the execution of this Agreement, if the Company fails to appoint Executive to be Chief Operating Officer or the Company otherwise fails to start Executive’s employment with the Company as of the Effective Date (in each case, other than as a result of Executive’s repudiation of this Agreement, his death or Disability, Executive engaging in any activity that constitutes Cause, or failure of Executive to receive any visa necessary to provide the services contemplated herein due to Executive’s (x) failure to cooperate with the Company in connection with seeking such visa or (y) other action or inaction of Executive that results in the failure to procure such visa, in which case this Agreement shall immediately terminate without any obligation to Executive), then Executive will be treated for purposes of this Section 12(b) as having been hired by the Company on the Effective Date and terminated without Cause on such date.

(c)         No Mitigation.  Executive shall not be required to mitigate the amount of any payments provided in this Section 12 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 12 be reduced by any compensation earned by Executive as a result of employment by another company or business, or by profits earned by Executive from any other source at any time before or after the Date of Termination.

(d)         Termination by Executive without Good Reason or by Company for Cause.  If, prior to the expiration of the Term, Executive terminates Executive’s employment without Good Reason or if the Company terminates Executive’s employment for Cause, Executive shall be entitled to receive the Accrued Obligations at the times set forth in Sections 12(b)(i), (ii) and (iii), respectively, and Executive shall be entitled to no other compensation, bonus, payments or benefits except as expressly provided in this Section 12(d) or Section 12(f) below.

(e)         Termination upon Disability or Death.  If Executive’s employment shall terminate by reason of Executive’s Disability (pursuant to Section 11(a)(ii)) or death (pursuant to Section 11(a)(i)), the Company shall pay to Executive or Executive’s estate (as applicable) the Accrued Obligations at the times set forth in Sections 12(b)(i), (ii) and (iii), respectively, and the Prorated Bonus.  In the case of Disability, if there is a period of time during which Executive is not being paid Annual Base Salary and not receiving long-term disability insurance payments, the Company shall (subject to Section 31(a)) make interim payments to Executive equal to such unpaid disability insurance payments until the commencement of disability insurance payments.

(f)         Expiration of Term.  Subject to Section 11(a)(vii), if Executive’s termination due to expiration of the Term occurs following the Company’s delivery or deemed delivery to Executive of a Non-renewal Notice, Executive’s right to payments and benefits upon termination shall be governed by Section 12(b) (as if Executive’s employment had been terminated with Good Reason, or by the Company other than for Cause and other than for death or Disability) rather than Section 12(d).

(g)        Benefits on Any Termination.  On any termination of Executive’s employment hereunder, Executive shall be entitled to other or additional benefits in accordance with the then applicable terms of applicable plans, programs, corporate governance documents, agreements and arrangements of the Company and its affiliates (excluding any such plans, programs, corporate governance documents, agreements and arrangements of the Company and its affiliates providing for severance payments and/or benefits) (collectively, “Company Arrangements”).

(h)         Conditions to Payments.  Any and all amounts payable and benefits or additional rights provided pursuant to Sections 12(b)(A)-(C) shall be paid only if Executive signs and delivers to the Company and does not (within the applicable revocation period) revoke a general release of claims in favor of the Company, its affiliates, and their respective successors, assigns, officers, directors and representatives in substantially the form attached hereto as Exhibit C hereto (the “Release”) within no later than sixty (60) calendar days following the Date of Termination.  If Executive does not timely sign and deliver such Release to the Company, or if Executive timely revokes such Release, Executive hereby acknowledges and agrees that Executive shall forfeit any and all right to any and all amounts payable and benefits or additional rights provided pursuant to Sections 12(b)(A)-(C).

(i)          Survival.  Except as otherwise set forth in this Agreement, the respective rights and obligations of the Parties under this Agreement shall survive any termination of Executive’s employment.

13.          Excess Parachute Payment.

(a)         Anything in this Agreement or the Plan to the contrary notwithstanding, to the extent that any payment, distribution or acceleration of vesting to or for the benefit of Executive by the Company (within the meaning of Section 280G of the Code and the regulations thereunder), whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), is or will be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced (but not below zero) to the Safe Harbor Amount if and to the extent that a reduction in the Total Payments would result in Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income and employment taxes and the Excise Tax), than if Executive received the entire amount of such Total Payments in accordance with their existing terms (taking into account federal, state, and local income and employment taxes and the Excise Tax).  For purposes of this Agreement, the term “Safe Harbor Amount” means the largest portion of the Total Payments that would result in no portion of the Total Payments being subject to the Excise Tax. To effectuate the foregoing, the Company shall reduce or eliminate the Total Payments by first reducing or eliminating the portion of the Total Payments which are payable in cash and then by reducing or eliminating non-cash payments, in each case, starting with the payments to be made farthest in time from the Determination.

(b)        The determination of whether the Total Payments shall be reduced as provided in Section 13(a) and the amount of such reduction shall be made at the Company’s expense by an accounting firm selected by the Company from among the ten (10) largest accounting firms in the United States or by qualified independent tax counsel (the “Determining Party”); provided that Executive shall be given advance notice of the Determining Party selected by the Company, and shall have the opportunity to reject the selection, within two (2) business days of being notified of the selection, on the basis of that Determining Party’s having a conflict of interest or other reasonable basis, in which case the Company shall select an alternative auditing firm among the ten (10) largest accounting firms in the United States or alternative independent qualified tax counsel, which shall become the Determining Party.  Such Determining Party shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Company and Executive, within ten (10) business days of the termination of Executive’s employment or at such other time mutually agreed by the Company and Executive.  If the Determining Party determines that no Excise Tax is payable by Executive with respect to the Total Payments, it shall furnish Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to any such payments and, absent manifest error, such Determination shall be binding, final and conclusive upon the Company and Executive.  If the Determining Party determines that an Excise Tax would be payable, the Company shall have the right to accept the Determination as to the extent of the reduction, if any, pursuant to Section 13(a), or to have such Determination reviewed by another accounting firm selected by the Company, at the Company’s expense.  If the two accounting firms do not agree, a third accounting firm shall be jointly chosen by Executive and the Company, in which case the determination of such third accounting firm shall be binding, final and conclusive upon the Company and Executive.

(c)          If, notwithstanding any reduction described in this Section 13, the IRS determines that Executive is liable for the Excise Tax as a result of the receipt of any of the Total Payments or otherwise, then Executive shall be obligated to pay back to the Company, within thirty (30) calendar days after a final IRS determination or in the event that Executive challenges the final IRS determination, a final judicial determination, a portion of the Total Payments equal to the Repayment Amount.  The “Repayment Amount” with respect to the payment of benefits shall be the smallest such amount, if any, as shall be required to be paid to the Company so that Executive’s net after-tax proceeds with respect to the Total Payments (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on the Payment) shall be maximized.  The Repayment Amount shall be zero if a Repayment Amount of more than zero would not result in Executive’s net after-tax proceeds with respect to the Total Payments being maximized.  If the Excise Tax is not eliminated pursuant to this Section 13(c), Executive shall pay the Excise Tax.

(d)         Notwithstanding any other provision of this Section 13, if (i) there is a reduction in the Total Payments as described in this Section 13, (ii) the IRS later determines that Executive is liable for the Excise Tax, the payment of which would result in the maximization of Executive’s net after-tax proceeds (calculated as if Executive’s benefits had not previously been reduced), and (iii) Executive pays the Excise Tax, then the Company shall pay to Executive those payments or benefits which were reduced pursuant to this Section 13 as soon as administratively possible after Executive pays the Excise Tax (but not later than March 15 following the calendar year of the IRS determination) so that Executive’s net after-tax proceeds with respect to the Total Payments are maximized.

(e)        To the extent requested by Executive, the Company shall cooperate with Executive in good faith in valuing, and the Determining Party shall take into account the value of, services provided or to be provided by Executive (including, without limitation, Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.

14.          Competition/Confidentiality.

(a)         Acknowledgments by Executive.  Executive acknowledges that: (i) on and following the Signing Date and through the Term and as a part of Executive’s employment, Executive has been and will be afforded access to Confidential Information (as defined below); (ii) public disclosure of such Confidential Information could have an adverse effect on the Company, its affiliates and its business; (iii) because Executive possesses substantial technical expertise and skill with respect to the Company’s business, the Company desires to obtain exclusive ownership of each invention by Executive while Executive is employed by the Company or its affiliates, and the Company and its affiliates will be at a substantial competitive disadvantage if the Company fails to acquire exclusive ownership of each such invention by Executive; and (iv) the provisions of this Section 14 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information and to provide the Company with exclusive ownership of all inventions and works made or created by Executive.

(b)          Confidential Information.

(i)          Executive acknowledges that on and following the Signing Date and through the Term, Executive has had and will have access to and may obtain, develop, or learn of Confidential Information under and pursuant to a relationship of trust and confidence.  Executive shall hold such Confidential Information in strictest confidence and never at any time, during or after Executive’s employment terminates, directly or indirectly use for Executive’s own benefit or otherwise (except in connection with the performance of any duties as an employee hereunder) any Confidential Information, or divulge, reveal, disclose or communicate any Confidential Information to any unauthorized person or entity in any manner whatsoever.

(ii)          As used in this Agreement, the term “Confidential Information” shall include, but not be limited to, any of the following information relating to the Company or any of its affiliates learned by Executive on and following the Signing Date and through the Term or as a result of Executive’s employment with the Company or its affiliates:

(A)	information regarding business proposals, manner of operations, and methods of selling or pricing any products or services of the Company or its affiliates;

(B)
the identity of persons or entities actually conducting or considering conducting business with the Company or its affiliates, and any information in any form relating to such persons or entities and their relationship or dealings with the Company or its affiliates;

(C)	any trade secret or confidential information of or concerning any business operation or business relationship;

(D)	computer databases, software programs and information relating to the nature of the hardware or software and how said hardware or software is used in combination or alone;

(E)
information concerning Company personnel, confidential financial information, customer or customer prospect information, information concerning subscribers, subscriber and customer lists and data, methods and formulas for estimating costs and setting prices, engineering design standards, testing procedures, research results (such as marketing surveys, programming trials or product trials), cost data (such as billing, equipment and programming cost projection models), compensation information and models, business or marketing plans or strategies, deal or business terms, budgets, vendor names, programming operations, product names, information on proposed acquisitions or dispositions, actual performance compared to budgeted performance, long range plans, internal financial information (including but not limited to financial and operating results for certain offices, divisions, departments, and key market areas that are not disclosed to the public in such form), results of internal analyses, computer programs and programming information, techniques and designs, and trade secrets;

(F)	information concerning the employees, officers, directors and shareholders of the Company and its affiliates; and

(G)	any other trade secret or information of a confidential or proprietary nature.

(iii)         Executive shall not make or use any notes or memoranda relating to any Confidential Information except for uses reasonably expected by Executive to be for the benefit of the Company, and will, at the Company’s request, return each original and every copy of any and all notes, memoranda, correspondence, diagrams or other records, in written or other form, that Executive may at any time have within Executive’s possession or control that contain any Confidential Information.

(iv)         Notwithstanding the foregoing, Confidential Information shall not include information that has come within the public domain through no fault of or action by Executive or that has become rightfully available to Executive on a non-confidential basis from any third party, the disclosure of which to Executive does not violate any contractual or legal obligations that such third party has to the Company or its affiliates with respect to such Confidential Information.  None of the foregoing obligations and restrictions applies to any part of the Confidential Information that Executive demonstrates was or became generally available to the public other than as a result of a disclosure by Executive or by any other person bound by a confidentiality obligation to the Company or any of its affiliates in respect of such Confidential Information.  Further, nothing herein shall prohibit Executive from using Confidential Information to the extent necessary to exercise any legally protected whistleblower rights (including pursuant to Rule 21F under the Exchange Act).  Notwithstanding anything herein to the contrary, Executive shall be permitted to disclose Confidential Information to the extent required (A) by court order or subpoena or (B) in connection with any legal proceeding between Executive and the Company or any of its affiliates.

(v)         Executive will not remove from the Company’s premises (except to the extent such removal is for purposes of the performance of Executive’s duties to the Company at home or while traveling, or except as otherwise specifically authorized by the Company) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form, of the Company or its affiliates (collectively, the “Proprietary Items”).  Executive recognizes that, as between the Company and Executive, all of the Proprietary Items, whether or not developed by Executive, are the exclusive property of the Company.  Upon termination of Executive’s employment by either Party, or upon the request of the Company on and following the Signing Date and through the Term, Executive will return to the Company all of the Proprietary Items in Executive’s possession or subject to Executive’s control, including all equipment (e.g., laptop computers, cell phone, portable e-mail devices, etc.), documents, files and data, and Executive shall not retain any copies, abstracts, sketches, or other physical embodiment of any such Proprietary Items.

15.          Proprietary Developments.

(a)          Developments.  Any and all inventions, products, discoveries, improvements, processes, methods, computer software programs, models, techniques, or formulae (collectively, hereinafter referred to as “Developments”), made, conceived, developed, or created by Executive (alone or in conjunction with others, during regular work hours or otherwise) during Executive’s employment which may be directly or indirectly useful in, or relate to, the business conducted or to be conducted by the Company or its affiliates will be promptly disclosed by Executive to the Company and shall be the Company’s exclusive property.  The term “Developments” shall not be deemed to include inventions, products, discoveries, improvements, processes, methods, computer software programs, models, techniques, or formulae which were in the possession of Executive prior to the Signing Date. Executive hereby transfers and assigns to the Company all proprietary rights that Executive may have or acquire in any Developments and Executive waives any other special right which Executive may have or accrue therein.  Executive will execute any documents and take any actions that may be required, in the reasonable determination of the Company’s counsel, to effect and confirm such assignment, transfer and waiver, to direct the issuance of patents, trademarks, or copyrights to the Company with respect to such Developments as are to be the Company’s exclusive property or to vest in the Company title to such Developments; provided, however, that the expense of securing any patent, trademark or copyright shall be borne by the Company.  The Parties agree that Developments shall constitute Confidential Information.

(b)          Work Made for Hire.  Any work performed by Executive during Executive’s employment with the Company or its affiliates shall be considered a “Work Made for Hire” as defined in the U.S. Copyright laws, and shall be owned by and for the express benefit of the Company.  In the event it should be established that such work does not qualify as a Work Made for Hire, Executive agrees to and does hereby assign to the Company all of Executive’s right, title, and interest in such work product including, but not limited to, all copyrights and other proprietary rights.

16.          Non-Competition and Non-Interference.

(a)          Acknowledgments by Executive.  Executive acknowledges and agrees that: (i) the services to be performed by Executive under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character; (ii) the Company and its affiliates compete with other businesses that are or could be located in any part of the world; (iii) the provisions of this Section 16 are reasonable and necessary to protect the Company’s business and lawful protectable interests, and do not impair Executive’s ability to earn a living; and (iv) the Company has agreed to provide the severance and other benefits set forth in Sections 12(b)(A)-(C) in consideration for Executive’s abiding by the obligations under this Section 16 and but for Executive’s agreement to comply with such obligations, the Company would not have agreed to provide such severance and other benefits.

(b)         Covenants of Executive.  For purposes of this Section 16, the term “Restricted Period” shall mean the period commencing on the Signing Date and terminating on the second annual anniversary (or, in the case of Section 16(b)(iii), the first anniversary) of the Date of Termination; provided that the “Restricted Period” shall be tolled and extended for any period of time during which Executive is found to be in violation of the covenants set forth in this Section 16(b).  In consideration of the acknowledgments by Executive, and in consideration of the compensation and benefits to be paid or provided to Executive by the Company, Executive covenants and agrees that during the Restricted Period, Executive will not, directly or indirectly, for Executive’s own benefit or for the benefit of any other person or entity other than the Company or its affiliates:

(i)           in the United States: engage in, operate, finance, control or be employed by a Competitive Business; serve as an officer or director of a Competitive Business (regardless of where Executive then lives or conducts such activities); perform any work as an employee, consultant (other than as a member of a professional consultancy, law firm, accounting firm or similar professional enterprise that has been retained by the Competitive Business and where Executive has no direct role in such professional consultancy and maintains the confidentiality of all information acquired by Executive during Executive’s employment with the Company or its affiliates), contractor, or in any other capacity with, a Competitive Business; directly or indirectly invest or own any interest in a Competitive Business (regardless of where Executive then lives or conducts such activities); or directly or indirectly provide any services or advice to any business, person or entity who or which is engaged in a Competitive Business (other than as a member of a professional consultancy, law firm, accounting firm or similar professional enterprise that has been retained by the Competitive Business and where Executive has no direct role in such professional consultancy and maintains the confidentiality of all information acquired by Executive during Executive’s employment with the Company or its affiliates).  A “Competitive Business” is any business, person or entity who or which, anywhere within that part of the United States where the Company and its affiliates conduct business, directly or indirectly through any entity controlling, controlled by or under common control with such business, offers, provides, markets or sells any service or product of a type that is offered or marketed by or competitive with a service or product offered or marketed by the Company or any of its affiliates at the time Executive’s employment terminates or is being planned to be offered or marketed by the Company or any of its affiliates with Executive’s participation, or who or which in any case is preparing or planning to do so.  To appropriately take account of the highly competitive nature of the Company’s business, the Parties agree that any business engaged in any of the activities set forth on Schedule 1 shall be deemed to be a Competitive Business.  The provisions of this Section 16 shall not be construed or applied so as to prohibit Executive from (A) owning (x) not more than five percent (5%) of any class of securities that is publicly traded on any national or regional securities exchange or (y) an interest in a private equity, venture capital or other private fund, provided that Executive’s interest does not constitute more than five (5%) of any class of securities of a Competitive Business, and in each case, as long as Executive’s investment is passive and Executive does not lend or provide any services or advice to such business or fund (or any business that such fund invests in or is related to) or otherwise violate the terms of this Agreement in connection with such investment, or (B) owning an interest in or providing services to a conglomerate with a business line that constitutes a Competitive Business, as long as Executive does not provide any services to such business line (which shall be certified to the Company annually by Executive and an officer of such conglomerate) or otherwise violate the terms of this Agreement in connection with such investment or service;

(ii)          contact, solicit or provide any service in connection with any Competitive Business to any person or entity that was a customer franchisee, or prospective customer of the Company or any of its affiliates at any time during Executive’s employment (a prospective customer being one to whom the Company or any of its affiliates had made a business proposal within twelve (12) months prior to the time Executive’s employment terminated); or directly solicit or encourage any customer, franchisee or subscriber of the Company or any of its affiliates to purchase any service or product of a type offered by or competitive with any product or service provided by the Company or any of its affiliates, or to reduce the amount or level of business purchased by such customer, franchisee or subscriber from the Company or any of its affiliates; or take away or procure for the benefit of any Competitive Business, any business of a type provided by or competitive with a product or service offered by the Company or any of its affiliates; or

(iii)          solicit, recruit or hire for employment or provision of consulting services any person or persons who are employed by the Company or any of its affiliates, or who were so employed at any time within a period of six (6) months immediately prior to the Date of Termination, or otherwise interfere with the relationship between any such person and the Company or any of its affiliates; nor will Executive assist anyone else in recruiting any such employee to work for another company or business or discuss with any such person leaving the employ of the Company or any of its affiliates or engaging in a business activity in competition with the Company or any of its affiliates.  This provision shall not apply to secretarial, clerical, custodial or maintenance employees, nor shall it prohibit Executive from providing a personal reference for the person or persons described in this subsection in response to a request for such a personal reference or from placing a general advertisement for employees that is not specifically focused upon employees of the Company or its affiliates.

If Executive violates any covenant contained in this Section 16, then the term of the covenants in this Section 16 shall be extended by the period of time Executive was in violation of the same.

(c)         Provisions Pertaining to the Covenants.  Executive recognizes that the existing business of the Company and its affiliates extends to various locations and areas throughout the United States and agrees that the scope of this Section 16 shall extend to any part of the United States where the Company or any of its affiliates operates or conducts business, or has concrete plans to do so at the time Executive’s employment terminates.  It is agreed that Executive’s services hereunder are special, unique, unusual and extraordinary giving them peculiar value, the loss of which cannot be reasonably or adequately compensated for by damages, and in the event of Executive’s breach of this Section 16, the Company shall be entitled to equitable relief by way of injunction or otherwise in addition to the cessation of payments and benefits hereunder.  If any provision of Section 14, 15 or 16 is deemed to be unenforceable by a court (whether because of the subject matter of the provision, the duration of a restriction, the geographic or other scope of a restriction or otherwise), that provision shall not be rendered void but the Parties instead agree that the court shall amend and alter such provision to such lesser degree, time, scope, extent and/or territory as will grant the Company the maximum restriction on Executive’s activities permitted by applicable law in such circumstances.  The Company’s failure to exercise its rights to enforce the provisions of this Agreement shall not be affected by the existence or non-existence of any other similar agreement for anyone else employed by the Company or any of its affiliates or by the Company’s failure to exercise any of its rights under any such agreement.

(d)         Whistleblower Protection.  Notwithstanding anything to the contrary contained herein, no provision of this Agreement shall be interpreted so as to impede Executive (or any other individual) from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal law or regulation.  Executive does not need the prior authorization of the Company to make any such reports or disclosures and Executive shall not be required to notify the Company that such reports or disclosures have been made.

(e)         Trade Secrets.  18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”  Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).  Accordingly, the Parties have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law.  The Parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

(f)          Notices.  In order to preserve the Company’s rights under this Agreement, the Company is authorized to advise any potential or future employer, any third party with whom Executive may become employed or enter into any business or contractual relationship with, and any third party whom Executive may contact for any such purpose, of the existence of this Agreement and its terms, and the Company and its affiliates shall not be liable for doing so.

(g)         Injunctive Relief and Additional Remedy.  Executive acknowledges that the injury that would be suffered by the Company as a result of a breach of the provisions of this Agreement (including any provision of Sections 14, 15 and 16) would be irreparable and that an award of monetary damages to the Company for such a breach would be an inadequate remedy.  Consequently, the Company will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Company will not be obligated to post bond or other security in seeking such relief.  Without limiting the Company’s rights under this Section 16 or any other remedies of the Company, in the event of a determination by a court of competent jurisdiction, as to which no further appeal can be taken or as to which the time to appeal has expired, that Executive has willfully breached a material obligation under Section 14, 15 or 16, (i) the Company will have the right to cease making any payments otherwise due to Executive under this Agreement, and (ii) Executive will repay to the Company all amounts paid to Executive under this Agreement on and following the date that such breach first occurred (as determined by the court), including but not limited to the return of any stock and options (and stock purchased through the exercise of options) that first became vested following such date, and the proceeds of the sale of any such stock.  Notwithstanding the foregoing, if Executive’s breach of a material obligation under Section 14, 15 or 16 is curable, prior to seeking the remedies contemplated by the immediately preceding sentence, the Company shall provide Executive written notice of such breach and Executive shall be given ten (10) business days from receipt of such written notice to cure; provided that if Executive cures such breach and then breaches again, no further opportunity to cure shall be provided.

(h)         Covenants of Sections 14, 15 and 16 are Essential and Independent Covenants.  The covenants by Executive in Sections 14, 15 and 16 are essential elements of this Agreement, and without Executive’s agreement to comply with such covenants, the Company would not have entered into this Agreement or employed Executive.  The Company and Executive have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Company and its affiliates.  Executive’s covenants in Sections 14, 15 and 16 are independent covenants and the existence of any claim by Executive against the Company or any of its affiliates, under this Agreement or otherwise, will not excuse Executive’s breach of any covenant in Sections 14, 15 and 16.  If Executive’s employment hereunder is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of Executive in Sections 14, 15 and 16.  The Company’s right to enforce the covenants in Sections 14, 15 and 16 shall not be adversely affected or limited by the Company’s failure to have an agreement with another employee with provisions at least as restrictive as those contained in Sections 14, 15 and 16, or by the Company’s failure or inability to enforce (or agreement not to enforce) in full the provisions of any other or similar agreement containing one or more restrictions of the type specified in Sections 14, 15 and 16.  For the avoidance of doubt, the terms of Sections 14, 15 and 16 shall survive the expiration of the Term.

(i)          No Conflicting Restrictive Covenants.  Notwithstanding anything to the contrary in any stock option agreement, restricted stock unit agreement or other plan, agreement or arrangement under which Executive receives awards or by which Executive is otherwise bound, any restrictive covenants contained in such plan, agreement or arrangement (whether entered into or otherwise becoming binding on Executive before, coincident with or following the Signing Date) shall be deemed to impose restrictions that are no more restrictive of Executive than the corresponding restrictive covenants contained in Sections 14, 15 and 16 and the Company and its affiliates. This Section 16(i) may be superseded only by a writing signed by both Executive and the Company that specifically makes reference to this Section 16(i).

17.          Representations and Further Agreements.

(a)          Executive represents, warrants and covenants to the Company that:

(i)           Executive is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, and that prior to assenting to the terms of this Agreement, or giving the representations and warranties herein, Executive has been given a reasonable time to review it and has consulted with counsel of Executive’s choice;

(ii)         Executive’s commencement of employment with the Company and its affiliates on the Effective Date will not violate any agreement with a third party, including Executive’s current or former employers, and that Executive is not subject to any restriction, contractual or otherwise, that would prevent or interfere with Executive’s service in the positions or performing the duties set forth above, or limit Executive’s ability to do so at any time during the Term; and

(iii)         During Executive’s employment with the Company or any of its affiliates and subsequent to the cessation thereof, Executive will reasonably cooperate with the Company, and furnish any and all complete and truthful information, testimony or affidavits in connection with any matter that arose during Executive’s employment, that in any way relates to the business or operations of the Company or any of its affiliates, or of which Executive may have any knowledge or involvement; and will consult with and provide information to the Company and its representatives concerning such matters.  Executive shall reasonably cooperate with the Company in the protection and enforcement of any intellectual property rights that relate to services performed by Executive for the Company or its affiliates, whether under the terms of this Agreement or prior to the execution of this Agreement.  This shall include without limitation executing, acknowledging, and delivering to the Company all documents or papers that may be necessary to enable the Company to publish or protect such intellectual property rights.  Subsequent to the cessation of Executive’s employment with the Company, the Parties will make their best efforts to have such cooperation performed at reasonable times and places and in a manner as not to unreasonably interfere with any other employment in which Executive may then be engaged.  Nothing in this Agreement shall be construed or interpreted as requiring Executive to provide any testimony, sworn statement or declaration that is not complete and truthful.  If the Company requires Executive to travel outside the metropolitan area in the United States where Executive then resides to provide any testimony or otherwise provide any such assistance, then the Company will reimburse Executive for any reasonable, ordinary and necessary travel and lodging expenses incurred by Executive to do so; provided that Executive submits all documentation required under the Company’s standard travel expense reimbursement policies and as otherwise may be required to satisfy any requirements under applicable tax laws for the Company to deduct those expenses.  Nothing in this Agreement shall be construed or interpreted as requiring Executive to provide any testimony or affidavit that is not complete and truthful.

(b)          The Company represents and warrants that (i) it is fully authorized by action of the Board (and of any other Person or body whose action is required) to enter into this Agreement and to perform its obligations under it, (ii) the execution, delivery and performance of this Agreement by it does not violate any applicable law, regulation, order, judgment or decree or any agreement, arrangement, plan or corporate governance document to which it is a party or by which it is bound, and (iii) upon the execution and delivery of this Agreement by the Parties, this Agreement shall be a valid and binding obligation of the Company, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

18.          Mutual Non-Disparagement.  Neither the Company nor Executive shall make any oral or written statement about the other Party, or any affiliate, director or officer of such Party, which is intended or reasonably likely to disparage or otherwise degrade the reputation of the other Party, or any affiliate, director or officer of such Party, in the business or legal community, or in the telecommunications industry.  This provision shall not be applicable to truthful testimony or communication in connection with any legal proceedings or governmental or regulatory investigation.

19.          Foreign Corrupt Practices Act.  Executive agrees to comply in all material respects with the applicable provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), which provides generally that: under no circumstances will foreign officials, representatives, political parties or holders of public offices be offered, promised or paid any money, remuneration, things of value, or provided any other benefit, direct or indirect, in connection with obtaining or maintaining contracts or orders hereunder.  When any representative, employee, agent, or other individual or organization associated with Executive is required to perform any obligation related to or in connection with this Agreement, the substance of this section shall be imposed upon such person and included in any agreement between Executive and any such person.  A material violation by Executive of the provisions of the FCPA shall constitute a material breach of this Agreement and shall entitle the Company to terminate Executive’s employment for Cause in accordance with Section 11(a)(iii).

20.         Purchases and Sales of the Company’s Securities.  Executive has read and agrees to comply in all respects with the Company’s Securities Trading Policy (the “Trading Policy”), as the Trading Policy may be amended from time to time.  Specifically, and without limitation, Executive agrees that Executive shall not purchase or sell stock in the Company at any time (a) that Executive possesses material non-public information about the Company or any of its businesses; and (b) outside of designated “trading windows” as may be determined by the Company from time to time, as set forth in the Trading Policy.

21.        Indemnification.  Executive shall be covered under the indemnification provisions of the Company’s Certificate of Incorporation or Bylaws in effect from time to time on terms and conditions no less favorable to him than those provided to senior executives of the Company generally.  The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.  A directors’ and officers’ liability insurance policy (or policies) shall be kept in place, during the Term and thereafter until at least the sixth anniversary of the Date of Termination, providing coverage to Executive that is no less favorable to him in any respect (including with respect to scope, exclusions, amounts, and deductibles) than the coverage then being provided to any other present or former senior executives or directors of the Company generally.

22.          Withholding.  Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to Executive or Executive’s estate or beneficiary shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to applicable law or regulation, and other withholding amounts authorized by Executive.

23.          Notices.  Any written notice required by this Agreement will be deemed provided and delivered to the intended recipient when (a) delivered in person by hand; (b) on the date of transmission, if delivered by confirmed email; (c) three (3) calendar days after being sent via U.S. certified mail, return receipt requested; or (d) the calendar day after being sent via overnight courier, in each case when such notice is properly addressed to the following address and with all postage and similar fees having been paid in advance:

If to the Company:            Charter Communications, Inc.
400 Washington Blvd.
Stamford, Connecticut 06902
Attention: General Counsel
Email: Jamal.Haughton@charter.com

If to Executive, to the home address and email address of Executive most recently on file in the records of the Company.

Either Party may change the address to which notices, requests, demands and other communications to such Party shall be delivered personally or mailed by giving written notice to the other Party in the manner described above.

24.         Binding Effect.  This Agreement shall be for the benefit of and binding upon the Parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns.

25.          Entire Agreement.  This Agreement contains the entire agreement among the Parties with respect to its specific subject matter and supersedes any prior oral and written communications, agreements and understandings among the Parties concerning the specific subject matter hereof.  This Agreement may not be modified, amended, altered, waived or rescinded in any manner, except by written instrument signed by both of the Parties hereto that expressly refers to the provision of this Agreement that is being modified, amended, altered, waived or rescinded; provided, however, that the waiver by either Party of a breach or compliance with any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or compliance.

26.          Severability.  In case any one or more of the provisions of this Agreement shall be held by any court of competent jurisdiction or any arbitrator selected in accordance with the terms hereof to be illegal, invalid or unenforceable in any respect, such provision shall have no force and effect, but such holding shall not affect the legality, validity or enforceability of any other provision of this Agreement; provided that the provisions held illegal, invalid or unenforceable do not reflect or manifest a fundamental benefit bargained for by a Party hereto.

27.         Assignment.  Without limitation of Executive’s right to terminate for Good Reason under Section 11(a)(iv), this Agreement can be assigned by the Company only to a company that controls, is controlled by, or is under common control with the Company and which assumes all of the Company’s obligations hereunder.  The duties and covenants of Executive under this Agreement, being personal, may not be assigned or delegated except that Executive may assign payments due hereunder to a trust established for the benefit of Executive’s family or to Executive’s estate or to any partnership or trust entered into by Executive and/or Executive’s immediate family members (meaning Executive’s spouse and lineal descendants).  This Agreement shall be binding in all respects on permissible assignees.

28.        Choice of Law/Jurisdiction.  This Agreement is deemed to be accepted and entered into in Delaware.  Executive and the Company intend and hereby acknowledge that jurisdiction over disputes with regard to this Agreement, and over all aspects of the relationship between the Parties, shall be governed by the laws of the State of Delaware without giving effect to its rules governing conflicts of laws.  With respect to orders in aid or enforcement of arbitration awards and injunctive relief, venue and jurisdiction are proper in any county in Delaware, and (if federal jurisdiction exists) any United States District Court in Delaware, and the Parties waive all objections to jurisdiction and venue in any such forum and any defense that such forum is not the most convenient forum.

29.         Arbitration.  Any claim or dispute between the Parties arising out of or relating to this Agreement, any other agreement between the Parties, Executive’s employment with the Company, or any termination thereof (collectively, “Covered Claims”) shall (except to the extent otherwise provided in Section 16(g) with respect to certain requests for injunctive relief) be resolved by binding confidential arbitration, to be held in Wilmington, Delaware, before a panel of three arbitrators in accordance with the National Rules for Resolution of Employment Disputes of the American Arbitration Association and this Section 28. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.  Pending the resolution of any Covered Claim, Executive (and Executive’s beneficiaries) shall continue to receive all payments and benefits due under this Agreement or otherwise, except to the extent that the arbitrators otherwise provide.  The Company shall reimburse Executive for all costs and expenses (including, without limitation, legal, tax and accounting fees) incurred by Executive in any arbitration under this Section 28, to the extent Executive substantially prevails in any such arbitration.

30.          Section Headings.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any manner the meaning or interpretation of this Agreement.

31.         Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.  This Agreement may also be executed by delivery of facsimile or “.pdf” signatures, which shall be effective for all purposes.

32.          Section 409A Compliance.

(a)         This Agreement is intended to comply with Section 409A of the Code or an exemption thereto, and, to the extent necessary in order to avoid the imposition of a penalty tax on Executive under Section 409A of the Code, payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A of the Code.  In the event that the Parties determine in good faith that this Agreement is not in compliance with Section 409A of the Code, they shall use reasonable efforts to modify or amend this Agreement to comply while endeavoring to maintain the intended economic benefits. Any payments or benefits that are provided upon a termination of employment shall, to the extent necessary in order to avoid the imposition of a penalty tax on Executive under Section 409A of the Code, not be provided unless such termination constitutes a “separation from service” within the meaning of Section 409A of the Code.  Any payments that qualify for the “short term deferral” exception or another exception under Section 409A of the Code shall be paid under the applicable exception.  Notwithstanding anything in this Agreement to the contrary, if Executive is considered a “specified employee” (as defined in Section 409A of the Code), any amounts paid or provided under this Agreement shall, to the extent necessary in order to avoid the imposition of a penalty tax on Executive under Section 409A of the Code, be delayed for six (6) months after Executive’s “separation from service” within the meaning of Section 409A of the Code, and the accumulated amounts shall be paid in a lump sum within ten (10) calendar days after the end of the six (6)-month period.  If Executive dies during the six (6)-month postponement period prior to the payment of benefits, the amounts the payment of which is deferred on account of Section 409A of the Code shall be paid to the personal representative of Executive’s estate within sixty (60) calendar days after the date of Executive’s death.

(b)         For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.  In no event may Executive, directly or indirectly, designate the calendar year of a payment.  All reimbursements and in kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last calendar day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date and year first above written.

CHARTER COMMUNICATIONS, INC.

By:	/s/ Paul Marchand
Print Name: Paul Marchand
Title:	Executive Vice President, Chief Human Resources Officer

EXECUTIVE

/s/ Nick Jeffery
Name:	Nick Jeffery

SCHEDULE 1
COMPETITIVE BUSINESS ACTIVITIES

A.
The distribution of video programming to consumer or commercial customers or users on a retail or wholesale basis, whether by analog or digital technology, to any type of end-user equipment (television, computer, phone, personal digital assistant, tablet, console or other), and by any distribution platform (including broadcast, coaxial cable, fiber optic cable, digital subscriber line, power line, satellite, wireless and Internet), method (streaming, download, application or other) or protocol (IP or other).  Executive agrees that the following companies (and their parents, subsidiaries and controlled affiliates), and their successors and assigns, are among those engaged in competitive video programming distribution as of the date hereof: Alphabet Inc. (including Google Fiber, YouTube and YouTube TV);  Amazon.com, Inc. (including Amazon Prime); Apple Inc. (including Apple TV+); Astound Broadband (including Astound Broadband powered by Grande); AT&T Inc.;  Cincinnati Bell Inc. d/b/a Altafiber (including Hawaiian Telecom); DIRECTV;  EchoStar Corporation (including DISH Network L.L.C., Sling Media and Sling TV); Endeavor Streaming; Fandango at Home; Fox Corporation; Frontier Communications Parent, Inc.; Lumen Technologies, Inc.; Meta Platforms, Inc.; Microsoft Corporation (including Xbox); Netflix, Inc.; Paramount Skydance (including Paramount+ and Pluto TV); Philo; Public Broadcasting Service and its broadcast affiliates; Roku, Inc.; Sony Corporation of America (including Sony Interactive Entertainment and PlayStation); Starz; The Walt Disney Company (including ABC, Disney+, ESPN and Hulu);  T-Mobile US, Inc.; TiVo Platform Technologies LLC; Verizon Communications, Inc.; Warner Bros. Discovery (including HBO Max); and WideOpenWest, Inc.

B.
The provision of Internet access or portal service (including related applications and services) to consumer or commercial customers or users, on a retail or wholesale basis, whether by analog or digital technology, to any type of end-user equipment (television, computer, phone, personal digital assistant, tablet, console or other), and by any distribution platform (including dial-up, coaxial cable, fiber optic cable, digital subscriber line, power line, satellite and wireless) or protocol (IP or other).  Executive agrees that the following companies (and their parents, subsidiaries and controlled affiliates), and their successors and assigns, are among those engaged in competitive high-speed Internet access and/or portal service as of the date hereof: Alphabet Inc. (including Google Fiber);  Astound Broadband; AT&T Inc.; Cincinnati Bell Inc. d/b/a Altafiber (including Hawaiian Telecom);  DIRECTV; EchoStar Corporation (including DISH Network L.L.C. and Sling Media); Frontier Communications Parent, Inc.; Lumen Technologies, Inc.; Microsoft Corporation (including MSN); T-Mobile US, Inc.; Verizon Communications, Inc.; Windstream Holdings, Inc.; and WideOpenWest, Inc.

C.
The provision of voice and/or data service or transport to consumer or commercial customers or users, on a retail or wholesale business, whether by analog or digital technology, by any distribution platform (including coaxial cable, fiber optic cable, digital subscriber line, power line, satellite, wireless and Internet) or protocol (IP or other).  Executive agrees that the following companies (and their parents, subsidiaries and controlled affiliates), and their successors and assigns, are among those engaged in competitive voice and/or data service or transport as of the date hereof: Allstream Inc.;  Alphabet Inc. (including Google Fiber and Google Voice); Astound Broadband; AT&T Inc.; Cincinnati Bell Inc. d/b/a Altafiber (including Hawaiian Telecom); DIRECTV; EarthLink Holdings Corp.; EchoStar Corporation (including DISH Network L.L.C. and Sling Media); Frontier Communications Parent, Inc.; Fusion Connect, Inc.; Lumen Technologies, Inc.; Lumos Networks Corp.; magicJack; Microsoft Corporation (including Microsoft Teams); Ooma, Inc.; T-Mobile US, Inc.; Verizon Communications, Inc.; Vonage Holdings Corp.; WideOpenWest, Inc.; Windstream Holdings, Inc.; and Zayo Group Holdings, Inc.

D.
The provision of wireless communications services to consumer or commercial customers or users, on a retail or wholesale basis, whether by analog or digital technology, to any type of end-user equipment (television, computer, phone, personal digital assistant, tablet, console or other) and by any technology or protocol (IP or other).  Executive agrees that the following companies (and their parents, subsidiaries and controlled affiliates), and their successor and assigns, are among those engaged in the provision of competitive wireless service as of the date hereof: AT&T Inc.; Boingo Wireless, Inc.; EchoStar Corporation (including DISH Network L.L.C.); T-Mobile US, Inc. (including Metro by T-Mobile); Verizon Communications, Inc.; and Windstream Holdings, Inc.

E.
The sale of other provision of advertising to commercial customers, directly or indirectly through representation groups, cooperatives or otherwise, on a retail or wholesale basis, for distribution by analog or digital technology, to any type of end-user equipment (television, computer, phone, personal digital assistant, tablet, console or other), by any distribution platform (including broadcast, coaxial cable, fiber optic cable, digital subscriber line, power line, satellite, wireless and Internet), method (streaming, download, application or other) or protocol (IP or other).  Executive agrees that the following companies (and their parents, subsidiaries and controlled affiliates), and their successors and assigns, are among those engaged in such competitive activities as of the date hereof: Alphabet Inc. (including YouTube);  Apple, Inc.; Astound Broadband; AT&T Inc.; DIRECTV; EchoStar Corporation (including DISH Network L.L.C. and Sling Media); Meta Platforms, Inc.; Microsoft Corporation (including MSN); Verizon Communications, Inc.; Viamedia, Inc.; and WideOpenWest, Inc.

[End of Schedule 1]

EXHIBIT A

EXECUTIVE NONQUALIFIED STOCK OPTION AGREEMENT

THIS AGREEMENT, made as of #GrantDate# (the “Grant Date”), between Charter Communications, Inc., a Delaware corporation (the “Company”), and          #ParticipantName# (the “Optionee”).

Unless otherwise defined herein, terms defined in the Charter Communications, Inc. 2019 Stock Incentive Plan, as amended January 28, 2020, as further amended effective April 23, 2024, and as it may be further amended from time to time (the “Plan”), shall have the same defined meanings in this Nonqualified Stock Option Agreement (the “Agreement”).

The undersigned Optionee has been granted an Option to purchase Shares of Class A common stock of the Company (“Shares”), subject to the terms and conditions of the Plan and this Agreement, as follows:

Vesting Schedule:	As provided in Section 4 of the Agreement.

Exercise Price per Share:	$#GrantPrice#

Total Number of Shares under Option:	#QuantityGranted#

Exercise Expiration Date:	#ExpirationDate#

(Such information as to exercise price, total number of options and exercise expiration date are also shown on the Optionee’s on-line grant account.)

Charter Communications, Inc.

/s/ Paul Marchand
Paul Marchand, EVP - Human Resources

I, the undersigned, agree to this grant of an Option to purchase Shares of the Company, acknowledge that this grant is subject to the terms and conditions of the Plan and this Agreement, and have read and understand the terms and conditions set forth in Sections 1 through 25 of this Agreement. I further acknowledge receipt of the Plan and the prospectus for the Plan and consent to receive any and all communications, updates and amendments to the Plan or the prospectus, in the Company’s discretion, by electronic delivery through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

Optionee

A-1
Executive Stock Option Agreement

1.           Grant of Option.

1.1          The Company hereby grants to the Optionee the right and option (the “Option”) to purchase all or any part of the Total Number of Shares under Option set forth above, subject to, and in accordance with, the terms and conditions set forth in this Agreement.

1.2          The Option is not intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

1.3          This Agreement shall be construed in accordance and consistent with, and subject to, the provisions of the Plan (the provisions of which are incorporated herein by reference) and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan or in the Employment Agreement, dated as of February [●], 2026, by and between the Company and the Optionee (the “Employment Agreement”).

2.            Purchase Price.

The price at which the Optionee shall be entitled to purchase Shares upon the exercise of the Option shall be the Exercise Price per Share set forth above.

3.            Duration of Option.

The Option shall be exercisable to the extent and in the manner provided herein for a period of ten (10) years from the Grant Date (the “Exercise Term”) and shall expire as of the tenth (10th) anniversary of the Grant Date (“Exercise Expiration Date”); provided, however, that the Option may be earlier or later terminated as provided under the terms of the Plan and this Agreement.

4.            Vesting of Option.

4.1          Vesting.  Unless otherwise provided in this Agreement, the Option granted hereunder shall vest and become exercisable 25% on the second anniversary of the “Effective Date” (as defined in the Employment Agreement), 50% on the third anniversary of the Effective Date and 25% on the fourth anniversary of the Effective Date, subject to Executive’s continued employment with the Company through the applicable vesting date. The right of purchase shall continue, unless sooner exercised or terminated as herein provided, during the remaining period of the Exercise Term.

A-2
Executive Stock Option Agreement

4.2         Certain Terminations.  Notwithstanding anything to the contrary set forth in the Employment Agreement, the Plan or this Agreement, upon the termination of employment of the Optionee: (i) by the Company, or any of its Subsidiaries, for Cause, or by the Optionee without Good Reason, the unvested Option shall be cancelled and forfeited; (ii) by the Company, or any of its Subsidiaries, without Cause, by the Optionee for Good Reason or in connection with the Company’s delivery or deemed delivery of a Non-Renewal Notice, then, subject to Sections 4.3 and 4.4 hereof: (A) all or any portion of the unvested Option that does not vest pursuant to Section  4.2(ii)(B) hereof shall be cancelled and forfeited; and (B) any portion of the unvested Option shall vest in full on the eleventh (11th) day following the date of termination of employment; provided that (y) if, prior to or during the ten (10)-day period following the termination of employment, the Company requests the Optionee to execute a general release of claims in a form provided by the Company (the “Release”) as a condition to such vesting (a “Request”), such vesting will occur on the date on which the Release is effective and no longer revocable by Optionee under applicable law in effect at the time; and (z) such vesting will not occur and the unvested portion of the Option subject to this Section 4.2(ii)(B) will be cancelled and forfeited if a Request has been made and either (I) the Optionee does not return a validly executed Release to the Company during the applicable period set forth in the Release or (II) the Optionee revokes a previously executed Release; or (iii) as a result of the Optionee’s death or Disability, any unvested portion of the Option shall be vested in full on the date of death or Disability.

4.3          Change in Control.  Notwithstanding anything to the contrary set forth in Section 4.2 hereof, the Employment Agreement, the Plan or this Agreement, if, within thirty (30) days prior or twelve (12) months following the completion of a Change in Control or at any time prior to a Change in Control at the request of a prospective purchaser whose proposed purchase would constitute a Change in Control upon its completion, the Company, or any of its Subsidiaries, terminates the Optionee’s employment without Cause or the Optionee terminates his or her employment for Good Reason, the unvested Options shall immediately vest and become fully exercisable.

4.4          Committee Discretion to Accelerate Vesting.  Notwithstanding the foregoing, the Committee may, in its sole discretion, provide for accelerated vesting of all or any portion the Option at any time and for any reason.

5.           Definitions.  For purposes of this Agreement, the following terms shall have the following definitions.  Unless otherwise provided herein, the terms defined in this Section 5 shall control over similar terms defined in the Plan.

5.1           “Change in Control” shall have the meaning set forth in the Employment Agreement.

5.2           “Good Reason” shall have the meaning set forth in the Employment Agreement.

5.3          “Exercise and Net Shares”, shall mean the exercise of an Option where, upon receipt of notice of exercise, the Company shall transfer to the Optionee the number of Shares as to which such exercise was effective, less a number of Shares having a Fair Market Value on the date of exercise equal to the sum of: (i) the full purchase price for the Shares in respect of which the Option is being exercised and (ii) Withholding Taxes due.

5.4          “Retirement” means a termination of employment with the Company or a Subsidiary (i) after age 55, (ii) following five or more Years of Service, (iii) with the sum of the employee’s age and Years of Service equaling 70 or more, and (iv) following one or more Years of Service from the date of grant; provided, that subsection (ii) of this definition shall not apply if the employee otherwise met this definition as of the date hereof.

A-3
Executive Stock Option Agreement

5.5          “Enhanced Retirement” means a termination of employment with the Company or a Subsidiary (i) after age 60, (ii) following five or more Years of Service, and (iii) with the sum of the employee’s age and Years of Service equaling 70 or more.

5.6         “Years of Service” means the number of years that the Optionee has been continuously employed with the Company and shall include any such continuous years of service with an Affiliate or Subsidiary but only during such time as those entities have been Affiliates or Subsidiaries.

6.            Manner of Exercise and Payment.

6.1          Subject to the terms and conditions of this Agreement and the Plan, the vested portion of the Option may be exercised only through an Exercise and Net Shares transaction or in such other manner as may be permitted by the Committee in its discretion, by delivery of written notice in person, electronically or by mail to the Plan Administrator (or his or her designee).  Such notice shall state that the Optionee is electing to exercise the Option and the number of Shares in respect of which the Option is being exercised and shall be signed by the person or persons exercising the Option.  If requested by the Committee, such person or persons shall: (i) deliver this Agreement to the Plan Administrator (or his or her designee) who shall endorse thereon a notation of such exercise, and (ii) provide satisfactory proof as to the right of such person or persons to exercise the Option.

6.2          In the event the Committee permits an exercise other than an Exercise and Net Shares transaction, the notice of exercise described in Section 6.1 hereof shall be accompanied by: (a) the full purchase price for the Shares in respect of which the Option is being exercised, in cash, by check, by transferring Shares to the Company having a Fair Market Value on the date of exercise equal to the cash amount for which such Shares are substituted, or in such other manner as may be permitted by the Committee in its discretion, and (b) payment of the Withholding Taxes as provided by Section 14 of this Agreement, and in the manner as may be permitted by the Committee its discretion pursuant to Section 14 of this Agreement.

6.3          Upon receipt of notice of exercise and full payment for the Shares in respect of which the Option is being exercised, the Company shall, subject to the terms of the Plan, take such action as may be necessary to effect the transfer to the Optionee of the number of Shares as to which such exercise was effective.

6.4          If the Option remains unexercised immediately before the Exercise Expiration Date, at such time, Optionee shall be deemed to have given notice of exercise to the Company and the Option shall be deemed automatically exercised immediately before the Exercise Expiration Date if the Option satisfies the following conditions:

(1)
The last reported sale price of a Share on the principal exchange on which Shares are listed on the date of determination, or if such date is not a trading day, the last preceding trading day, exceeds the Option price by $0.01.

(2)	The exercise of the Option via an Exercise and Net Shares transaction will result in the Optionee receiving at least one (1) Share.

A-4
Executive Stock Option Agreement

(3)         The Optionee to whom such Option has been granted has not terminated employment for Cause, and, immediately before the time at which such Option is scheduled to expire, there is no basis for a termination of employment for Cause.

Subject to the terms and conditions of this Agreement and the Plan, an Option subject to this Section 6.4 shall be exercised via an Exercise and Net Shares transaction and the Company shall, subject to the terms of the Plan, take such action as may be necessary to effect the transfer to the Optionee of the number of Shares as to which such exercise was effective.

6.5         Except as otherwise provided in Section 12, the Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to any Shares subject to the Option until: (i) the Option shall have been exercised pursuant to the terms of this Agreement and the Optionee shall have paid the full purchase price for the number of Shares in respect of which the Option was exercised, (ii) the Company shall have issued and delivered the Shares to the Optionee, and (iii) the Optionee’s name shall have been entered as a stockholder of record on the books of the Company, whereupon the Optionee shall have full voting and other ownership rights with respect to such Shares.

7.            Arbitration.

7.1          General.  Any controversy, dispute, or claim between the parties to this Agreement, including any claim arising out of, in connection with, or in relation to the formation, interpretation, performance or breach of this Agreement shall be settled exclusively by arbitration, before a single arbitrator, in accordance with this section 7.1 and the then most applicable rules of the American Arbitration Association.  Judgment upon any award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof.  Such arbitration shall be administered by the American Arbitration Association.  Arbitration shall be the exclusive remedy for determining any such dispute, regardless of its nature.  Notwithstanding the foregoing, either party may in an appropriate matter apply to a court for provisional relief, including a temporary restraining order or a preliminary injunction, on the ground that the award to which the applicant may be entitled in arbitration may be rendered ineffectual without provisional relief.  Unless mutually agreed by the parties otherwise, any arbitration shall take place in the City of St. Louis, Missouri.

7.2         Selection of Arbitrator.  In the event the parties are unable to agree upon an arbitrator, the parties shall select a single arbitrator from a list of nine arbitrators drawn by the parties at random from a list of nine persons (which shall be retired judges or corporate or litigation attorneys experienced in stock options and buy-sell agreements) provided by the office of the American Arbitration Association having jurisdiction over Stamford, Connecticut.  If the parties are unable to agree upon an arbitrator from the list so drawn, then the parties shall each strike names alternately from the list, with the first to strike being determined by lot.  After each party has used four strikes, the remaining name on the list shall be the arbitrator.  If such person is unable to serve for any reason, the parties shall repeat this process until an arbitrator is selected.

A-5
Executive Stock Option Agreement

7.3        Applicability of Arbitration; Remedial Authority.  This agreement to resolve any disputes by binding arbitration shall extend to claims against any parent, subsidiary or affiliate of each party, and, when acting within such capacity, any officer, director, shareholder, employee or agent of each party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law.  In the event of a dispute subject to this paragraph the parties shall be entitled to reasonable discovery subject to the discretion of the arbitrator.  The remedial authority of the arbitrator (which shall include the right to grant injunctive or other equitable relief) shall be the same as, but no greater than, would be the remedial power of a court having jurisdiction over the parties and their dispute.  The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that he or it would be entitled to summary judgement if the matter had been pursued in court litigation.  In the event of a conflict between the applicable rules of the American Arbitration Association and these procedures, the provisions of these procedures shall govern.

7.4          Fees and Costs.  Any filing or administrative fees shall be borne initially by the party requesting arbitration.  Notwithstanding the foregoing, the prevailing party in such arbitration, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party’s costs (including but not limited to the arbitrator’s compensation), expenses, and attorneys’ fees.

7.5         Award Final and Binding.  The arbitrator shall render an award and written opinion, and the award shall be final and binding upon the parties.  If any of the provisions of this paragraph, or of this Agreement, are determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Agreement, and this Agreement shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to insure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration.  If a court should find that the arbitration provisions of this Agreement are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.

8.            Exercisability upon Termination of Employment.

Upon termination of the Optionee’s employment due to: (i) death or Disability, the vested portion of the Option shall continue to be exercisable in whole or in part at any time for eighteen (18) months after the date of such termination; (ii) as a result of the Optionee’s Retirement, the vested portion of the Option shall continue to be exercisable in whole or in part at any time for thirty-six (36) months after the date of such termination; or (iii) as a result of the Optionee’s Enhanced Retirement, (x) any vested potion of the Option shall continue to be exercisable in whole or in part at any time for sixty (60) months after the date of such termination and (y) any portion of the Option that continues to vest pursuant to Section 4.2 shall be exercisable in whole or in part at any time for sixty (60) months after the vesting date for such portion of the Option. If the employment of the Optionee is terminated for any other reason, the vested portion of the Option shall continue to be exercisable in whole or in part at any time for six (6) months after the date of such termination. In no event shall any Option be exercisable in whole or in part after the Exercise Expiration Date.

A-6
Executive Stock Option Agreement

9.            Restrictive Covenants.

Sections 14, 15, 16 and 18 of the Employment Agreement are incorporated by reference herein mutatis mutandis.

10.          Nontransferability.

The Option shall not be transferable other than (a) by will or by the laws of descent and distribution or (b) to a Permitted Transferee.  Any Permitted Transferee shall be subject to the terms of this Agreement to the same extent as the original Optionee, provided that (x) references to “Permitted Transferees” shall be understood to refer only to Permitted Transferees of the original Optionee and (y) the original Optionee (and not the Permitted Transferee) shall remain subject to all obligations under this Agreement, including without limitation those regarding the provision of services to the Company and its Affiliates and compliance with covenants concerning competition, solicitation, confidentiality, disparagement and similar obligations to the Company and its Affiliates.  The Option shall be subject to forfeiture by the Permitted Transferee to the same extent as it is subject to forfeiture by the original Optionee had it not been transferred.  During the lifetime of the Optionee (or, following transfer, the Permitted Transferee), the Option shall be exercisable only by the Optionee (or, following transfer, the Permitted Transferee).

11.          No Right to Continued Employment.

Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon the Optionee any right with respect to continuance of employment by the Company, or any Subsidiary or Affiliate of the Company, nor shall this Agreement or the Plan interfere in any way with the right of the Company to terminate the Optionee’s employment or service at any time.

12.          Adjustments.

12.1      Change in Capitalization.  In the event of a Change in Capitalization (as defined in the Plan), the Committee shall make appropriate adjustments to: (i) the number and class of Shares or other stock or securities subject to the Option; or (ii) the purchase price for such Shares or other stock or securities.  The Committee’s adjustment shall be made in accordance with the provisions of the Plan and shall be effective and final, binding and conclusive for all purposes of the Plan and this Agreement.

12.2      Dividends and Other Distributions.  If the Company: (i) makes distributions (by dividend or otherwise); (ii) grants rights to purchase securities to existing shareholders as a group; or (iii) issues securities to existing shareholders as a group (other than pursuant to: (a) any equity awards granted under the Company’s equity incentive compensation plans; or (b) warrants issued with an exercise price equal to the Fair Market Value on the date of grant), in the case of clauses (ii) and (iii) at a price below Fair Market Value, and in each case of clauses (i), (ii) and (iii), (an “Extraordinary Distribution”), then to reflect such Extraordinary Distribution, this Option shall be adjusted to retain the pre-Extraordinary Distribution spread by decreasing the Exercise Price, in a manner consistent with Section 409A of the Code; provided that with respect to any vested portion of this Option, the Committee, in its sole discretion, may provide that, in lieu of such adjustment, the Optionee shall be entitled to receive the amount of, and the benefits and rights associated with, such Extraordinary Distribution in the same form and on the same terms as the Extraordinary Distribution paid or provided to the Company’s shareholders based upon the number of Shares underlying such vested portion of the Option.  Any adjustment described in this Section 12.2 shall be implemented in accordance with, and to the extent permitted by, Treasury Regulation § 1.409A-1(b)(5)(v)(D).

A-7
Executive Stock Option Agreement

13.          Effect of a Merger, Consolidation or Liquidation.

Subject to the terms of the Plan and this Agreement, in the event of: (a) the liquidation or dissolution of the Company; or (b) a merger or consolidation of the Company (a “Transaction”) that does not constitute a Change in Control, the Option shall continue in effect in accordance with their respective terms, except that the Committee may, in its discretion, do one or more of the following: (i) shorten the period during which the Option is exercisable (provided they remain exercisable for at least thirty (30) days after the date on which notice of such shortening is given to the Optionee); (ii) accelerate the vesting schedule with respect to the Option; (iii) arrange to have the surviving or successor entity assume the Option or grant replacement Option with appropriate adjustments in the exercise prices, and adjustments in the number and kind of securities issuable upon exercise or adjustments so that the Option or its replacement represents the right to purchase or receive the stock, securities or other property (including cash) as may be issuable or payable as a result of such Transaction with respect to or in exchange for the number of Shares purchasable and receivable upon the exercise of the Option had such exercise occurred in full prior to the Transaction; or (iv) cancel the Option upon the payment to the Optionee in cash of an amount that is equal to the Fair Market Value of the Shares subject to the Option or portion thereof over the aggregate exercise price for such Shares under the Option or portion thereof surrendered at the effective time of the Transaction.  The treatment of any Option as provided in this Section 13 shall be conclusively presumed to be appropriate for purposes of Section 10 of the Plan.

14.          Withholding of Taxes.

At such times as the Optionee recognizes taxable income in connection with the receipt of Shares hereunder (a “Taxable Event”), the Optionee shall pay to the Company an amount equal to the federal, state and local income taxes and other amounts as may be required by law to be withheld by the Company in connection with the Taxable Event (the “Withholding Taxes”) prior to the issuance, or release from escrow, of such Shares.  The Company shall have the right to deduct from any payment to an Optionee an amount equal to the Withholding Taxes in satisfaction of the obligation to pay Withholding Taxes.  In satisfaction of the obligation to pay Withholding Taxes to the Company, the Optionee may make a written election, which may be accepted or rejected in the discretion of the Company, to have withheld a portion of the Shares then issuable to him or her having an aggregate Fair Market Value equal to the Withholding Taxes.  Notwithstanding the foregoing, the Company may, in its discretion, provide that an Optionee shall not be entitled to exercise his or her Option for which cash has not been provided by the Optionee with respect to the applicable Withholding Taxes.

A-8
Executive Stock Option Agreement

15.          Excise Tax Limitation.

15.1        Notwithstanding anything contained in this Agreement to the contrary, to the extent that any payment, distribution or acceleration of vesting to or for the benefit of the Optionee by the Company (within the meaning of Section 280G of the Code and the regulations thereunder), whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”) is or will be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced (but not below zero) if and to the extent that a reduction in the Total Payments would result in the Optionee retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if the Optionee received the entire amount of such Total Payments.  Unless the Optionee shall have given prior written notice specifying a different order to the Company to effectuate the foregoing in accordance with Code Section 409A, the Company shall reduce or eliminate the Total Payments, by first reducing or eliminating the portion of the Total Payments which are payable in cash and then by reducing or eliminating non-cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined).  Any notice given by the Optionee pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Optionee’s rights and entitlements to any benefits or compensation.

15.2        The determination of whether the Total Payments shall be reduced as provided in Section 12.2(a) of the Plan and the amount of such reduction shall be made at the Company’s expense by an accounting firm selected by the Company from among the four largest accounting firms in the United States or at the Company’s expense by an attorney selected by the Company.  Such accounting firm or attorney (the “Determining Party”) shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Company and the Optionee within thirty (30) days of the termination of Optionee’s employment.  If the Determining Party determines that no Excise Tax is payable by the Optionee with respect to the Total Payments, it shall furnish the Optionee with an opinion reasonably acceptable to the Optionee that no Excise Tax will be imposed with respect to any such payments and, absent manifest error, such Determination shall be binding, final and conclusive upon the Company and the Optionee.  If the Determining Party determines that an Excise Tax would be payable, the Optionee shall have the right to accept the Determination of the Determining Party as to the extent of the reduction, if any, pursuant to Section 12.2(a) of the Plan, or to have such Determination reviewed by an accounting firm selected by the Optionee, at the Optionee’s expense.  If the Optionee’s accounting firm and the Determining Party do not agree, a third accounting firm shall be jointly chosen by the Determining Party and the Optionee, in which case the determination of such third accounting firm shall be binding, final and conclusive upon the Company and the Optionee.

16.          Optionee Bound by the Plan.

The Optionee hereby acknowledges that the Optionee may receive a copy of the Plan upon request to the Plan Administrator and agrees to be bound by all the terms and provisions of the Plan.

A-9
Executive Stock Option Agreement

17.          Entire Agreement; Modification of Agreement.

This Agreement, together with the Plan, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and, except as otherwise specifically provided herein, supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter.  For the avoidance of doubt, the Optionee acknowledges and agrees that, notwithstanding anything to the contrary set forth in any employment agreement between the Optionee and the Company, the vesting of the Option, including, without limitation, upon a termination of the Optionee’s employment and upon a Change in Control, and the covenant and agreements set forth in Section 9 hereof shall be governed by the terms of this Agreement.  This Agreement may be modified, amended, suspended or terminated by the Committee in its discretion at any time, and any terms or conditions may be waived by the Committee in its discretion at any time; provided, that Section 9.3 may be waived by the Company in its discretion at any time; and provided further, however, that all such modifications, amendments, suspensions, terminations or waivers that shall adversely affect an Optionee shall only be effective pursuant to a written instrument executed by the parties hereto.

18.          Severability.

Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

19.          Governing Law.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.

20.          Successors in Interest.

This Agreement shall inure to the benefit of and be binding upon any successor to the Company.  This Agreement shall inure to the benefit of the Optionee’s legal representatives.  All obligations imposed upon the Optionee and all rights granted to the Company under this Agreement shall be final, binding and conclusive upon the Optionee’s heirs, executors, administrators, successors.

21.          Resolution of Disputes.

Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Committee.  Any determination made hereunder shall be final, binding and conclusive on the Optionee and Company for all purposes.

22.          Acquired Rights.

The Optionee acknowledges and agrees that: (a) the Company may terminate or amend the Plan at any time; (b) the award of the Option made under this Agreement is completely independent of any other award or grant and is made at the sole discretion of the Company; (c) no past grants or awards (including, without limitation, the Option awarded hereunder) give the Optionee any right to any grants or awards in the future whatsoever; and (d) any benefits granted under this Agreement are not part of the Optionee’s ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation.

A-10
Executive Stock Option Agreement

23.          Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

24.          Compliance with Laws.

The issuance of the Option (and the Shares acquired upon exercise of the Option) pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of any Securities Laws and in each case any respective rules and regulations promulgated thereunder) and any other law or regulation applicable thereto.  The Company shall not be obligated to issue the Option or any of the Shares pursuant to this Agreement if any such issuance would violate any such requirements.

25.          Company Recoupment.

The Optionee’s right to the Option granted hereunder and the Shares acquired upon exercise of the Option shall in all events be subject to (i) any right that the Company may have under any Company recoupment policy (including the Charter Communications Compensation Recovery Policy, as amended from time to time), or other agreement or arrangement with the Optionee, or (ii) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission.

A-11
Executive Stock Option Agreement

EXHIBIT B

EXECUTIVE RESTRICTED STOCK UNIT AGREEMENT

THIS AGREEMENT, made as of #GrantDate# (the “Grant Date”), between Charter Communications, Inc., a Delaware corporation (the “Company”), and <#ParticipantName# (the “Participant”).

Unless otherwise defined herein, the capitalized terms used in this Restricted Stock Unit Agreement (the “Agreement”) shall have the same definitions as set forth in the Charter Communications, Inc. 2019 Stock Incentive Plan, as amended January 28, 2020, as further amended effective April 23, 2024, and as it may be further amended from time to time (the “Plan”) or in the Employment Agreement, dated as of February [●], 2026, by and between the Company and the Participant (the “Employment Agreement”).

The undersigned Participant has been granted the number of restricted stock units (“RSUs”) set forth below, subject to the terms and conditions of the Plan and this Agreement, as follows:

Vesting Schedule:	As provided in Section 3 of the Agreement

Number of Restricted Stock Units Granted:	#QuantityGranted#

Charter Communications, Inc.

/s/ Paul Marchand
Paul Marchand, EVP - Human Resources

I, the undersigned, agree to this grant of RSUs, acknowledge that this grant is subject to the terms and conditions of the Plan and this Agreement, and have read and understand the terms and conditions set forth in Sections 1 through 24 of this Agreement. I further acknowledge receipt of the Plan and the prospectus for the Plan and consent to receive any and all communications, updates and amendments to the Plan or the prospectus, in the Company’s discretion, by electronic delivery through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

Participant

B-1
Executive RSU Agreement

Incorporation By Reference; Plan Document Receipt.  This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the Award provided hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein. The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content.  In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.

1.          Definitions.  For purposes of this Agreement, the following terms shall have the following definitions.  Unless otherwise provided herein, the terms defined in this Section 1 shall control over similar terms defined in the Plan.

(a)          “Change in Control” shall have the meaning set forth in the Employment Agreement.

(b)          “Good Reason” have the meaning set forth in the Employment Agreement.

(c)         “Years of Service” means the number of years that the Participant has been continuously employed with the Company and shall include any such continuous years of service with an Affiliate or Subsidiary but only during such time as those entities have been Affiliates or Subsidiaries.

(d)         “Termination of Employment” means separation from service with the Company and its affiliates (generally 50% common control with the Company), as defined in IRS regulations under Section 409A of the Internal Revenue Code of 1986, as amended (generally, a decrease in the performance of services to no more than 20% of the average for the preceding 36-month period, and disregarding leave of absences up to six months where there is a reasonable expectation the Participant will return).

2.          Grant of Restricted Stock Unit Award.

The Company hereby grants to the Participant, as of the Grant Date specified above, the number of RSUs specified above.  Except as otherwise provided by the Plan, the Participant agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Participant with any protection against potential future dilution of the Participant’s interest in the Company for any reason, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of the Shares underlying the RSUs, except as otherwise specifically provided for in the Plan or this Agreement.

3.          Vesting.

3.1         Normal Vesting.  Subject to restrictions and limitations in this Agreement and the Plan, 100% of the RSUs shall vest on the third anniversary of the “Effective Date” (as defined in the Employment Agreement).

B-2
Executive RSU Agreement

3.2         Certain Terminations.  Notwithstanding anything to the contrary set forth in the Employment Agreement, the Plan or this Agreement, upon the Termination of Employment of the Participant: (i) by the Company, or any of its Subsidiaries, for Cause, or by the Participant without Good Reason, any unvested RSUs shall be cancelled and forfeited; (ii) by the Company or any of its Subsidiaries, without Cause, by the Participant for Good Reason or in connection with the Company’s delivery or deemed delivery of a Non-Renewal Notice, then, subject to Section 3.3 and 3.4 hereof: (A) all unvested RSUs that do not vest pursuant to Section 3.2(ii)(B) hereof shall be cancelled and forfeited; and (B) any portion of the unvested RSUs shall vest in full on the eleventh (11th) day following the date of Termination of Employment; provided that (y) if, prior to or during the ten (10) day period following the Termination of Employment, the Company requests the Participant to execute a general release of claims in a form provided by the Company (the “Release”) as a condition to such vesting (a “Request”), such vesting will occur on the date on which the Release is effective and no longer revocable by Participant under applicable law in effect at the time; and (z) such vesting will not occur and the unvested portion of the RSUs subject to this Section 3.2(ii)(B) will be cancelled and forfeited if a Request has been made and either (I) the Participant does not return a validly executed Release to the Company during the applicable period set forth in the Release or (II) the Participant revokes a previously executed Release; or (iii) as a result of the Participant’s death or Disability, any unvested portion of the RSUs shall be vested in full on the date of death or Disability.

3.3         Change in Control.  Notwithstanding anything to the contrary set forth in Section 3 hereof, the Employment Agreement, the Plan or this Agreement, if, within thirty (30) days prior or twelve (12) months following the completion of a Change in Control or at any time prior to a Change in Control at the request of a prospective purchaser whose proposed purchase would constitute a Change in Control upon its completion, the Company, or any of its Subsidiaries, terminates the Participant’s employment without Cause or the Participant terminates his or her employment for Good Reason, all unvested RSUs shall immediately vest.

3.4         Committee Discretion to Accelerate Vesting.  Notwithstanding the foregoing, the Committee may, in its sole discretion, provide for accelerated vesting of the RSUs at any time and for any reason; provided that delivery of Shares for which vesting is accelerated shall not occur until the regularly scheduled vesting date for such shares (or, if earlier, the Participant’s Termination of Employment).

4.          Delivery of Shares.

4.1          General.  Subject to the provisions of Sections 3.3, 4.2 and 4.3 hereof, within thirty (30) days following the vesting of the RSUs, the Participant shall receive the number of Shares that correspond to the number of RSUs that have become vested on the applicable vesting date; provided that the Participant shall be obligated to pay to the Company the aggregate par value of the Shares to be issued within ten (10) days following the issuance of such Shares unless such Shares have been issued by the Company from the Company’s treasury.

Notwithstanding anything to the contrary herein, to the extent the RSUs are subject to and not exempt from Section 409A of the Code, (i) a payment on account of Termination of Employment of an amount subject to Section 409A of the Code to a “specified employee” may not be made until at least six months after such a Termination of Employment, and (ii) any payment otherwise due in such six month period shall be suspended and become payable at the end of such six month period.

B-3
Executive RSU Agreement

4.2         Securities Law Compliance, Blackout Periods.  If the Company reasonably anticipates that making of a payment hereunder would violate federal securities laws, a trading restriction imposed by the Company on the date such distribution would otherwise be made pursuant to Section 4.1 hereof or other applicable law, such distribution shall be instead made on the earliest date the Company reasonably anticipates that making such payment would not cause such violation.

4.3       Deferrals.  If permitted by the Company, the Participant may elect, subject to the terms and conditions of the Plan and any other applicable written plan or procedure adopted by the Company from time to time for purposes of such election, to defer the distribution of all or any portion of the Shares that would otherwise be distributed to the Participant hereunder (the “Deferred Shares”), consistent with the requirements of Section 409A of the Code.  Upon the vesting of RSUs that have been so deferred, the applicable number of Deferred Shares shall be credited to a bookkeeping account established on the Participant’s behalf (the “Account”).  Subject to Section 5 hereof, the number of Shares equal to the number of Deferred Shares credited to the Participant’s Account shall be distributed to the Participant in accordance with the terms and conditions of the Plan and the other applicable written plans or procedures of the Company, consistent with the requirements of Section 409A of the Code.

5.          Dividends; Rights as Stockholder.

Cash dividends on Shares issuable hereunder shall be credited to a dividend book entry account on behalf of the Participant with respect to each RSU granted to the Participant, provided that such cash dividends shall not be deemed to be reinvested in Shares and shall be held uninvested and without interest and paid in cash at the same time that the Shares underlying the RSUs are delivered to the Participant in accordance with the provisions hereof.  Stock dividends on Shares shall be credited to a dividend book entry account on behalf of the Participant with respect to each RSU granted to the Participant, provided that such stock dividends shall be paid in Shares at the same time that the Shares underlying the RSUs are delivered to the Participant in accordance with the provisions hereof.  Except as otherwise provided herein, the Participant shall have no rights as a stockholder with respect to any Shares covered by any RSU unless and until the Participant has become the holder of record of such Shares.

6.          Restrictive Covenants.  Sections 14, 15, 16 and 18 of the Employment Agreement are incorporated by reference herein mutatis mutandis.

7.          Non-Transferability.

No portion of the RSUs may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant, other than to the Company as a result of forfeiture of the RSUs as provided herein, unless and until payment is made in respect of vested RSUs in accordance with the provisions hereof and the Participant has become the holder of record of the vested Shares issuable hereunder.

B-4
Executive RSU Agreement

8.          Governing Law.

All questions concerning the construction, validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the choice of law principles thereof.

9.          Arbitration.

9.1         General.  Any controversy, dispute, or claim between the parties to this Agreement, including any claim arising out of, in connection with, or in relation to the formation, interpretation, performance or breach of this Agreement shall be settled exclusively by arbitration, before a single arbitrator, in accordance with this Section 9 and the then most applicable rules of the American Arbitration Association.  Judgment upon any award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof.  Such arbitration shall be administered by the American Arbitration Association.  Arbitration shall be the exclusive remedy for determining any such dispute, regardless of its nature.  Notwithstanding the foregoing, either party may in an appropriate matter apply to a court for provisional relief, including a temporary restraining order or a preliminary injunction, on the ground that the award to which the applicant may be entitled in arbitration may be rendered ineffectual without provisional relief.  Unless mutually agreed by the parties otherwise, any arbitration shall take place in the City of Stamford, Connecticut.

9.2        Selection of Arbitrator.  In the event the parties are unable to agree upon an arbitrator, the parties shall select a single arbitrator from a list of nine arbitrators drawn by the parties at random from a list of nine persons (which shall be retired judges or corporate or litigation attorneys experienced in stock options and buy-sell agreements) provided by the office of the American Arbitration Association having jurisdiction over St. Louis, Missouri.  If the parties are unable to agree upon an arbitrator from the list so drawn, then the parties shall each strike names alternately from the list, with the first to strike being determined by lot.  After each party has used four strikes, the remaining name on the list shall be the arbitrator.  If such person is unable to serve for any reason, the parties shall repeat this process until an arbitrator is selected.

9.3       Applicability of Arbitration; Remedial Authority.  This agreement to resolve any disputes by binding arbitration shall extend to claims against any parent, subsidiary or affiliate of each party, and, when acting within such capacity, any officer, director, shareholder, employee or agent of each party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law.  In the event of a dispute subject to this paragraph the parties shall be entitled to reasonable discovery subject to the discretion of the arbitrator.  The remedial authority of the arbitrator (which shall include the right to grant injunctive or other equitable relief) shall be the same as, but no greater than, would be the remedial power of a court having jurisdiction over the parties and their dispute.  The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that he or it would be entitled to summary judgement if the matter had been pursued in court litigation.  In the event of a conflict between the applicable rules of the American Arbitration Association and these procedures, the provisions of these procedures shall govern.

B-5
Executive RSU Agreement

9.4         Fees and Costs.  Any filing or administrative fees shall be borne initially by the party requesting arbitration.  Notwithstanding the foregoing, the prevailing party in such arbitration, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party’s costs (including but not limited to the arbitrator’s compensation), expenses, and attorneys’ fees.

9.5        Award Final and Binding.  The arbitrator shall render an award and written opinion, and the award shall be final and binding upon the parties.  If any of the provisions of this paragraph, or of this Agreement, are determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Agreement, and this Agreement shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to insure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration.  If a court should find that the arbitration provisions of this Agreement are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.

10.         Withholding of Tax.

The Company shall have the power and the right to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Participant’s FICA and SDI obligations) which the Company, in its sole discretion, deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law, rule or regulation with respect to the RSUs and, if the Participant fails to do so, the Company may otherwise refuse to issue or transfer any Shares otherwise required to be issued pursuant to this Agreement.  Any statutorily required withholding obligation with regard to the Participant may be satisfied by reducing the amount of cash or Shares otherwise deliverable to the Participant hereunder.

11.         Legend.

The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing Shares issued pursuant to this Agreement.  The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing Shares acquired pursuant to this Agreement in the possession of the Participant in order to carry out the provisions of this Section 11.

12.        Securities Representations.

This Agreement is being entered into by the Company in reliance upon the following express representations and warranties of the Participant.  The Participant hereby acknowledges, represents and warrants that:

12.1       The Participant has been advised that the Participant may be an “affiliate” within the meaning of Rule 144 under the Securities Act and in this connection the Company is relying in part on the Participant’s representations set forth in this Section 12.

B-6
Executive RSU Agreement

12.2       If the Participant is deemed an affiliate within the meaning of Rule 144 of the Securities Act, the Shares issuable hereunder must be held indefinitely unless an exemption from any applicable resale restrictions is available or the Company files an additional registration statement (or a “re-offer prospectus”) with regard to such Shares and the Company is under no obligation to register such Shares (or to file a “re-offer prospectus”).

12.3       If the Participant is deemed an affiliate within the meaning of Rule 144 of the Securities Act, the Participant understands that: (i) the exemption from registration under Rule 144 will not be available unless: (A) a public trading market then exists for the Shares, (B) adequate information concerning the Company is then available to the public, and (C) other terms and conditions of Rule 144 or any exemption therefrom are complied with, and (ii) any sale of the Shares issuable hereunder may be made only in limited amounts in accordance with the terms and conditions of Rule 144 or any exemption therefrom.

13.        Entire Agreement; Amendment.

This Agreement, together with the Plan, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and, except as otherwise specifically provided herein, supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter.  The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan.  This Agreement may also be modified or amended by a writing signed by both the Company and the Participant.  The Company shall give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.

14.        Notices.

Any notice hereunder by the Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the General Counsel of the Company.  Any notice hereunder by the Company shall be given to the Participant in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Participant may have on file with the Company.

15.        No Right to Employment.

Any questions as to whether and when there has been a termination of employment and the cause of such termination of employment shall be determined in the sole discretion of the Committee.  Nothing in this Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries or its Affiliates to terminate the Participant’s employment or service at any time, for any reason and with or without Cause.

16.        Transfer of Personal Data.

The Participant authorizes, agrees and unambiguously consents to the transmission by the Company (or any Subsidiary) of any personal data information related to the RSUs awarded under this Agreement for legitimate business purposes (including, without limitation, the administration of the Plan).  This authorization and consent is freely given by the Participant.

B-7
Executive RSU Agreement

17.        Compliance with Laws.

The grant of RSUs and the issuance of Shares hereunder shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other law, rule, regulation or exchange requirement applicable thereto.  The Company shall not be obligated to issue the RSUs or any Shares pursuant to this Agreement if any such issuance would violate any such requirements.  As a condition to the settlement of the RSUs, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation.

18.        Binding Agreement; Assignment.

This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns.

19.        Headings.

The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

20.        Counterparts.

Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

21.        Further Assurances.

Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.

22.        Severability.

The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

B-8
Executive RSU Agreement

23.        Acquired Rights.

The Participant acknowledges and agrees that: (a) the Company may terminate or amend the Plan at any time; (b) the Award of RSUs made under this Agreement is completely independent of any other award or grant and is made at the sole discretion of the Company; (c) no past grants or awards (including, without limitation, the RSUs awarded hereunder) give the Participant any right to any grants or awards in the future whatsoever; and (d) any benefits granted under this Agreement are not part of the Participant’s ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation.

24.        Company Recoupment.

The Participant’s right to the RSUs granted hereunder and the Shares deliverable upon settlement of the RSUs shall in all events be subject to (i) any right that the Company may have under any Company recoupment policy (including the Charter Communications Compensation Recovery Policy, as amended from time to time), or other agreement or arrangement with the Participant, and (ii) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission.

B-9
Executive RSU Agreement

EXHIBIT C

RELEASE

This Release of Claims (this “Release”) is entered into as of the “Date of Termination” (as defined in that certain Employment Agreement, dated as of February 24, 2026, to which Nick Jeffery (“Executive”) and CHARTER COMMUNICATIONS, INC., a Delaware corporation (the “Company”), are parties, as such agreement is from time to time amended in accordance with its terms (the “Employment Agreement”)).

1.            Release of Claims by Executive.

(a)          Pursuant to Section 12(g) of the Employment Agreement, Executive, with the intention of binding Executive and Executive’s heirs, executors, administrators and assigns (collectively, and together with Executive, the “Executive Releasors”), hereby releases, remises, acquits and forever discharges the Company and each of its subsidiaries and affiliates (the “Company Affiliated Group”), and their past and present directors, employees, agents, attorneys, accountants, representatives, plan fiduciaries, and the successors, predecessors and assigns of each of the foregoing (collectively, and together with the members of the Company Affiliated Group, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, that arise out of, or relate in any way to, events occurring on or before the date hereof relating to Executive’s employment or the termination of such employment (collectively, “Released Claims”) and that Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Company Released Party in any capacity, including any and all Released Claims (i) arising out of or in any way connected with Executive’s service to any member of the Company Affiliated Group (or the predecessors thereof) in any capacity (including as an employee, officer or director), or the termination of such service in any such capacity, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iv) for any violation of applicable federal, state and local labor and employment laws (including all laws concerning unlawful and unfair labor and employment practices) and (v) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Age Discrimination in Employment Act (“ADEA”) and any similar or analogous state statute, excepting only that no claim in respect of any of the following rights shall constitute a Released Claim:

(1)          any right arising under, or preserved by, this Release, the Employment Agreement, the Plan or any applicable` equity award agreement thereunder;

(2)        for avoidance of doubt, any right to indemnification under (i) applicable corporate law, (ii) the by-laws or certificate of incorporation of any Company Released Party, (iii) any other agreement between Executive and a Company Released Party or (iv) as an insured under any director’s and officer’s liability insurance policy now or previously in force; or

(3)          for avoidance of doubt, any claim for benefits under any health, disability, retirement, life insurance or similar employee benefit plan of the Company Affiliated Group.

(b)         No Executive Releasor shall file or cause to be filed any action, suit, claim, charge or proceeding with any governmental agency, court or tribunal relating to any Released Claim within the scope of this Section 1 (each, individually, a “Proceeding”), and no Executive Releasor shall participate voluntarily in any Proceeding; provided, however, and subject to the immediately following sentence, nothing set forth herein is intended to or shall interfere with Executive’s right to participate in a Proceeding with any appropriate federal, state, or local government agency enforcing discrimination laws, nor shall this Agreement prohibit Executive from cooperating with any such agency in its investigation.  Executive waives any right Executive may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding.

(c)          In the event any Proceeding within the scope of this Section 1 is brought by any government agency, putative class representative or other third Party to vindicate any alleged rights of Executive, (i) Executive shall, except to the extent required or compelled by law, legal process or subpoena, refrain from participating, testifying or producing documents therein, and (ii) all damages, inclusive of attorneys’ fees, if any, required to be paid to Executive by the Company as a consequence of such Proceeding shall be repaid to the Company by Executive within ten (10) calendar days of Executive’s receipt thereof.

(d)         The amounts and other benefits set forth in Sections 12(b)(A)-(C) of the Employment Agreement, to which Executive would not otherwise be entitled, are being paid to Executive in return for Executive’s execution and non-revocation of this Release and Executive’s agreements and covenants contained in the Employment Agreement.  Executive acknowledges and agrees that the release of claims set forth in this Section 1 is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.

(e)          The release of claims set forth in this Section 1 applies to any relief in respect of any Released Claim of any kind, no matter how called, including wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorney’s fees and expenses.  Executive specifically acknowledges that Executive’s acceptance of the terms of the release of claims set forth in this Section 1 is, among other things, a specific waiver of Executive’s rights, claims and causes of action under Title VII, ADEA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law Executive is not permitted to waive.

2.            Voluntary Execution of Release.

BY EXECUTIVE’S SIGNATURE BELOW, EXECUTIVE ACKNOWLEDGES THAT:

(a)          EXECUTIVE HAS RECEIVED A COPY OF THIS RELEASE AND WAS OFFERED A PERIOD OF TWENTY-ONE (21) DAYS TO REVIEW AND CONSIDER IT;

(b)          IF EXECUTIVE SIGNS THIS RELEASE PRIOR TO THE EXPIRATION OF TWENTY-ONE (21) CALENDAR DAYS, EXECUTIVE KNOWINGLY AND VOLUNTARILY WAIVES AND GIVES UP THIS RIGHT OF REVIEW;

(c)          EXECUTIVE HAS THE RIGHT TO REVOKE THIS RELEASE FOR A PERIOD OF SEVEN (7) CALENDAR DAYS AFTER EXECUTIVE SIGNS IT BY MAILING OR DELIVERING A WRITTEN NOTICE OF REVOCATION TO THE COMPANY NO LATER THAN THE CLOSE OF BUSINESS ON THE SEVENTH CALENDAR DAY AFTER THE DAY ON WHICH EXECUTIVE SIGNED THIS RELEASE;

(d)          THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE FOREGOING SEVEN DAY REVOCATION PERIOD HAS EXPIRED WITHOUT THE RELEASE HAVING BEEN REVOKED;

(e)        THIS RELEASE WILL BE FINAL AND BINDING AFTER THE EXPIRATION OF THE FOREGOING REVOCATION PERIOD REFERRED TO IN SECTION 2(c), AND FOLLOWING SUCH REVOCATION PERIOD EXECUTIVE AGREES NOT TO CHALLENGE ITS ENFORCEABILITY;

(f)          EXECUTIVE IS AWARE OF EXECUTIVE’S RIGHT TO CONSULT AN ATTORNEY, HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY, AND HAS HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY, IF DESIRED, PRIOR TO SIGNING THIS RELEASE;

(g)          NO PROMISE OR INDUCEMENT FOR THIS RELEASE HAS BEEN MADE EXCEPT AS SET FORTH IN THE EMPLOYMENT AGREEMENT AND THIS RELEASE; AND

(h)        EXECUTIVE HAS CAREFULLY READ THIS RELEASE, ACKNOWLEDGES THAT EXECUTIVE HAS NOT RELIED ON ANY REPRESENTATION OR STATEMENT, WRITTEN OR ORAL, NOT SET FORTH IN THIS DOCUMENT OR THE EMPLOYMENT AGREEMENT, AND WARRANTS AND REPRESENTS THAT EXECUTIVE IS SIGNING THIS RELEASE KNOWINGLY AND VOLUNTARILY.

3.            Miscellaneous.

The provisions of the Employment Agreement relating to representations, successors, notices, amendments/waivers, headings, severability, choice of law, references, arbitration and counterparts/faxed signatures, shall apply to this Release as if set fully forth in full herein, with references in such Sections to “this Agreement” being deemed, as appropriate, to be references to this Release.  For avoidance of doubt, this Section 3 has been included in this Release solely for the purpose of avoiding the need to repeat herein the full text of the referenced provisions of the Employment Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, Executive has acknowledged, executed and delivered this Release on the date indicated below.

Name:	Nick Jeffery

Date: